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As filed with the Securities and Exchange Commission on October 18, 2005

Registration No. 333-127840

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRAH'S ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	7993 (Primary Standard Industrial Classification Code Number)	62-1411755 (I.R.S. Employer Identification No.)
One Harrah's Court Las Vegas, NV 89119 (702) 407-6000 (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

HARRAH'S OPERATING COMPANY, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	7993 (Primary Standard Industrial Classification Code Number)	75-1941623 (I.R.S. Employer Identification No.)
One Harrah's Court Las Vegas, NV 89119 (702) 407-6000 (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

Stephen H. Brammell, Esq.
Senior Vice President and General Counsel
Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, NV 89119
(702) 407-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy To:
Charles K. Ruck, Esq. J. Scott Hodgkins, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 (714) 540-1235

Approximate Date Of Commencement Of Proposed Sale To The Public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price per Note(1)	Proposed Aggregate Offering Price(1)	Amount of Registration Fee(2)

5.625% Senior Notes due 2015	$1,000,000,000	100%	$1,000,000,000	$29,425(3)

Guarantee of 5.625% Senior Notes due 2015	—	—	—	(4)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Calculated pursuant to Rule 457(f) of the rules and regulations under the Securities Act.

(3)
Total amount of Registration Fee is $117,700. $88,275 was previously paid to the Securities and Exchange Commission with the initial filing of this Registration Statement on August 25, 2005 with respect to 750,000,000 of the 5.625% Senior Notes due 2015.

(4)
Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantee is payable.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 18, 2005

PRELIMINARY PROSPECTUS

HARRAH'S OPERATING COMPANY, INC.

OFFER TO EXCHANGE
$1,000,000,000 principal amount of our
5.625% Senior Notes due 2015,
which have been registered under the Securities Act,
for any and all of our outstanding unregistered 5.625% Senior Notes due 2015

Material Terms of the Exchange Offer

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2005, unless extended.

  •
  The outstanding 5.625% Senior Notes due 2015 include both the $750 million principal amount of our notes we issued on May 27, 2005, or the initial private notes, and the $250 million principal amount of notes we issued on September 28, 2005, or the additional private notes. Both the initial private notes and the additional private notes form a single series and together are referred to as the private notes.

  •
  We will exchange all outstanding 5.625% Senior Notes due 2015, that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act, or the exchange notes.

  •
  The exchange notes will mature on June 1, 2015. Interest on the exchange notes will accrue at 5.625% per year. Interest will be payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2005.

  •
  You may withdraw tenders of private notes at any time before the exchange offer expires.

  •
  The exchange notes will not be listed on any securities exchange. A public market for the exchange notes may not develop, which could make selling the exchange notes difficult. If a market for the exchange notes develops, the exchange notes could trade at prices that are higher or lower than the initial prices of the unregistered notes.

  •
  The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the exchange notes are substantially identical to the private notes, except for transfer restrictions and registration rights relating to the private notes.

  •
  You may tender private notes only in denominations of $2,000 and integral multiples of $1,000.

  •
  Our affiliates may not participate in the exchange offer.

  •
  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

  •
  The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

        Please refer to "Risk Factors" beginning on page 13 of this prospectus for a description of the risks you should consider before participating in the exchange offer.

        None of the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority has approved of the exchange notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By acknowledging that it will deliver a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	2
MARKET DATA	3
PROSPECTUS SUMMARY	4
RISK FACTORS	13
USE OF PROCEEDS	18
SELECTED FINANCIAL DATA	19
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	21
REGULATION AND LICENSING	29
THE EXCHANGE OFFER	31
DESCRIPTION OF EXCHANGE NOTES	41
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	53
PLAN OF DISTRIBUTION	54
VALIDITY OF THE SECURITIES	55
EXPERTS	55
WHERE YOU CAN FIND MORE INFORMATION	56
DOCUMENTS INCORPORATED BY REFERENCE	56

        This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to you upon written or oral request to:

Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, Nevada 89119
Attention: Corporate Secretary
(702) 407-6000

        To obtain timely delivery, you must request the information no later than five business days before the date you must make your investment decision, or no later than            , 2005.

FORWARD-LOOKING STATEMENTS

        This prospectus and the other documents incorporated by reference into this prospectus contain or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward looking statements on our current expectations about future events. Further, statements that include words such as "may," "project," "might," "expect," "believe," "anticipate," "intend, " "could," "would," "estimate," "continue" or "pursue," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to Harrah's, wherever they occur in this prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the management of Harrah's and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and incorporated by reference into this prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  •
  the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

  •
  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

  •
  the effects of competition, including locations of competitors and operating and market competition;

  •
  the effects of environmental and structural building conditions relating to our properties;

  •
  our ability to timely and cost-effectively integrate into our operations the companies that we acquire, including with respect to our acquisition of Caesars;

  •
  access to available and feasible financing on a timely basis;

  •
  the ability of purchasers of any of our assets subject to sale agreements to close the purchases on a timely basis;

  •
  changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

  •
  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

  •
  the ability of customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store or hotel sales;

  •
  the ability to recoup costs of capital investments through higher revenues;

  •
  the on-going effects of Hurricanes Katrina and Rita on our Mississippi Gulf Coast, New Orleans and Lake Charles casinos and on the surrounding communities;

  •
  acts of war or terrorist incidents; and

  •
  abnormal gaming holds.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

MARKET DATA

        Market data used throughout this prospectus including information relating to our relative position in the casino and gaming industry is based on our good faith estimates, which estimates we based upon our review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

PROSPECTUS SUMMARY

        In this prospectus, the words "Harrah's Entertainment" refer to Harrah's Entertainment, Inc., a Delaware corporation, "Harrah's Operating" refer to Harrah's Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of Harrah's Entertainment, and "Harrah's," "we," "our," "ours," and "us" refer to Harrah's Entertainment and its consolidated subsidiaries, including without limitation Harrah's Operating, unless otherwise stated or the context otherwise requires. The following summary contains basic information about this offering. It may not contain all the information that is important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section, the information incorporated by reference herein and the documents identified under "Where You Can Find More Information." The "Description of Exchange Notes" section of this prospectus contains more detailed information regarding the terms and conditions of the exchange notes.

The Company

        We are one of the leading casino entertainment providers in the world. Harrah's Entertainment's business is conducted through Harrah's Operating, a wholly-owned subsidiary, which owns or manages through various subsidiaries more than 40 casinos in three countries with more than 3 million square feet of gaming space and approximately 40,000 hotel rooms. Our casino entertainment facilities, operating primarily under the Harrah's, Caesar's and Horseshoe brand names, include twenty land-based casinos, fourteen riverboat or dockside casinos (including our Mississippi Gulf Coast, New Orleans and Lake Charles properties), a combination greyhound racetrack and casino, a combination thoroughbred racetrack and casino, and four managed casinos on Indian lands. We also operate casinos on three cruise ships. See "Recent Developments" on page 7 for a discussion of the effects of Hurricanes Katrina and Rita on our Mississippi Gulf Coast, New Orleans and Lake Charles properties.

        Our principal executive offices are located at One Harrah's Court, Las Vegas, Nevada 89119. Our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

Summary of Property Information

        The following table sets forth our gaming operations as of June 30, 2005, including number of hotel rooms, slots and gaming tables, and casino square footage. The accompanying footnotes include updated information based on available estimates of the effects of Hurricanes Katrina and Rita.

Market/Property	Type of Casino	Casino Square Footage(1)	Hotel Rooms(1)		Slots(1)	Gaming Tables(1)
Atlantic City, New Jersey
Harrah's Atlantic City	Land-based	140,500	1,630		4,000	100
Showboat Atlantic City	Land-based	124,400	1,310		4,010	70
Bally's Atlantic City	Land-based	225,800	1,740		5,580	220
Caesars Atlantic City	Land-based	130,900	1,220		3,160	120
Las Vegas, Nevada
Harrah's Las Vegas	Land-based	87,700	2,530		1,370	90
Rio	Land-based	107,000	2,530		1,190	150
Caesars Palace	Land-based	126,700	2,400	(2)	1,800	110
Paris Las Vegas	Land-based	85,000	2,920		1,420	90
Bally's Las Vegas	Land-based	66,400	2,810		1,380	60
Flamingo Las Vegas	Land-based	76,800	3,550		1,980	90

Lake Tahoe, Nevada
Harrah's Lake Tahoe	Land-based	57,600	530		880	70
Bill's Lake Tahoe	Land-based	18,000	—		380	20
Harveys Lake Tahoe	Land-based	63,300	740		920	80
New Orleans, Louisiana
Harrah's New Orleans(3)	Land-based	125,100	—	(3)	2,020	120
Reno, Nevada
Harrah's Reno	Land-based	57,000	930		1,000	60
Reno Hilton(4)	Land-based	107,000	2,000		1,110	50
Laughlin, Nevada
Harrah's Laughlin	Land-based	47,000	1,560		930	40
Flamingo Laughlin(5)	Land-based	57,200	1,910		1,420	50
Lake Charles, Louisiana
Harrah's Lake Charles(6)	Dockside	60,000	260		1,250	70
Chicago, Illinois area
Harrah's Joliet (Illinois)(7)	Dockside	39,200	200		1,190	20
Horseshoe Hammond (Indiana)	Dockside	48,300	—		2,000	50
Metropolis, Illinois
Harrah's Metropolis	Dockside	29,800	120	(8)	1,180	30
Mississippi Gulf Coast
Grand Casino Biloxi(9)	Dockside	134,000	980		2,630	100
Grand Casino Gulfport(9)	Dockside	105,000	1,000		2,080	90
Tunica, Mississippi
Horseshoe Tunica	Dockside	63,000	510		1,980	90
Grand Casino Tunica	Dockside	136,000	1,360		2,450	100
Sheraton Casino & Hotel	Dockside	31,000	130		1,390	40
Southern Indiana
Caesars Indiana	Dockside	87,000	500		2,330	140
Council Bluffs, Iowa
Harrah's Council Bluffs	Dockside	28,000	250		1,220	40
Bluffs Run Casino(10)	Greyhound Racing Facility and Land-based Casino	41,600	—		1,640	—
Bossier City, Louisiana
Louisiana Downs	Thoroughbred Racing Facility and Land-based Casino	14,900	—		1,400	—
Horseshoe Bossier City	Dockside	29,900	610		1,630	60
North Kansas City, Missouri
Harrah's North Kansas City	Dockside	60,100	200	(11)	1,700	60
St. Louis, Missouri
Harrah's St. Louis	Dockside	120,000	500		2,830	90
Phoenix, Arizona
Harrah's Phoenix Ak-Chin(12)	Indian Reservation	48,000	150		880	20
Cherokee, North Carolina
Harrah's Cherokee(12)	Indian Reservation	80,000	250	(13)	3,170	30

Topeka, Kansas
Harrah's Prairie Band(12)(14)	Indian Reservation	34,900	300	1,110	30
San Diego, California
Harrah's Rincon(12)	Indian Reservation	69,900	650	1,600	50
Punte del Este, Uruguay
Conrad Punta del Este Resort and Casino(15)	Land-based	44,500	300	500	90
Ontario, Canada
Casino Windsor(16)	Land-based	100,000	390	3,270	85
Cruise Ships
S.S. Crystal Harmony(17)	Cruise ship	3,000	—	90	8
S.S. Crystal Symphony(17)	Cruise ship	4,000	—	120	8
S.S. Crystal Serenity(17)	Cruise ship	4,000	—	90	8

Total		3,119,500	38,970	74,280	2,899

(1)
Approximate.

(2)
Construction on a hotel tower with an additional 949 rooms was completed in August 2005.

(3)
Harrah's New Orleans is closed as a result of damages caused by Hurricane Katrina in August 2005. We are currently unable to estimate when the facility will reopen. Construction on a hotel tower with approximately 450 rooms has been suspended. Construction on the hotel tower is expected to commence once services are restored to the New Orleans area and is expected to be completed in second quarter 2006. See "Recent Developments" on page 7.

(4)
In May 2005, Caesars entered into an agreement to sell this property. The transaction is expected to close during the fourth quarter of 2005.

(5)
This property is held for sale.

(6)
Harrah's Lake Charles is closed as a result of significant damage caused by Hurricane Rita in September 2005. We are currently unable to determine the amount of time needed to reconstruct the damaged assets. See "Recent Developments" on page 7.

(7)
We have an 80 percent ownership interest in and manage this property.

(8)
We own a 12.5 percent special limited partnership interest in a hotel adjacent to the Metropolis facility. A new 258-room hotel to be owned by us is under construction at the Metropolis facility and is expected to be completed in the second quarter of 2006.

(9)
In August 2005, our Grand Casino Biloxi and Grand Casino Gulfport were significantly damaged by Hurricane Katrina. We are currently unable to determine the amount of time needed to reconstruct the damaged assets. See "Recent Developments" on page 7.

(10)
The property is owned by us, leased to the operator, and managed by us for the operator for a fee pursuant to an agreement that expires in October 2024. The Bluffs Run Casino will be rebranded as a Horseshoe Casino in connection with a renovation and expansion scheduled for completion in the first quarter of 2006. The greyhound racetrack will retain the Bluff's Run brand.

(11)
Construction of a hotel addition with approximately 206 rooms was completed in August 2005.

(12)
These properties are owned by federally recognized Indian tribes. We have entered into management agreements with these tribes.

(13)
Construction on a hotel tower with approximately 320 additional rooms was completed in July 2005 at Harrah's Cherokee.

(14)
We will not renew the management agreement for this property when it expires in January 2008.

(15)
We have an 86 percent ownership interest in and manage this property.

(16)
We have a 50 percent interest in Windsor Casino Limited, which manages Casino Windsor. The province of Ontario owns the complex.

(17)
We operate the Caesars Palace at Sea casinos on three cruise ships owned by Crystal Cruises, Inc. under an agreement that expires in December 2005.

Recent Developments

        On August 29, 2005, Hurricane Katrina hit the gulf coast impacting Harrah's properties on the Mississippi Gulf Coast and in New Orleans. On September 24, 2005, Hurricane Rita hit the gulf coast impacting Harrah's property in Lake Charles. We are currently unable to estimate the full extent of damage from Hurricane Katrina to our Harrah's New Orleans casino. However, we believe that our Grand Casino Biloxi and Grand Casino Gulfport are significantly damaged. We also believe that Hurricane Rita caused significant damage to Harrah's Lake Charles. We are unable to provide estimated reopening dates for each of these properties.

        We have property damage and business interruption insurance which applies to all of our assets in the New Orleans, Mississippi Gulf Coast and Lake Charles areas. We are working closely with our insurance carriers and claims adjusters to ascertain the full extent of the damage and the insurance amounts due to us. However, we have deductibles for this insurance and cannot, at this time, estimate the total loss, net of insurance proceeds.

        We believe that the impact on the surrounding communities, including damage to the infrastructure, major roads, utilities and the residential and commercial properties in these areas could negatively impact the local gaming industry and tourism for an extended period of time.

Ratio Of Earnings To Fixed Charges

        The following table sets forth information with respect to Harrah's Entertainment's consolidated ratios of earnings to fixed charges for the periods indicated:

			Year Ended December 31,
	Six Months Ended June 30, 2005
			2004		2003		2002		2001		2000
Ratio of earnings to fixed charges	2.5	x	2.7	x	2.6	x	2.7	x	2.0	x	2.0	x

        For purposes of computing this ratio, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned-investments. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for Harrah's Entertainment's nonconsolidated majority-owned subsidiaries.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our exchange notes for our outstanding private notes properly tendered and accepted. You may tender private notes only in denominations of $2,000 and integral multiples of $1,000. We will issue the exchange notes on or promptly after the date that the exchange offer expires. As of the date of this prospectus, $1,000,000,000 in aggregate principal amount of private notes are outstanding.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer
The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.
Procedures for Tendering Private Notes
If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must transmit to U.S. Bank National Association, as exchange agent, prior to 5:00 p.m., New York City time, on the expiration date, an agent's message, transmitted by a book-entry transfer facility. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the private notes into the exchange agent's account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described under "The Exchange Offer—Procedures for Tendering."

The private notes must be tendered by electronic transmission of acceptance through DTC's Automated Tender Offer Program system, which we refer to as ATOP, procedures for transfer. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this prospectus on how to tender your private notes. By tendering your private notes in the exchange offer, you will make the representations to us described under "The Exchange Offer—Procedures for Tendering."
Acceptance of Private Notes and Delivery of Exchange Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights
You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal of Tenders."
Liquidated Damages
We issued $750 million aggregate principal amount of the private notes, or the initial private notes, on May 27, 2005, to initial purchasers pursuant to a purchase agreement. At the same time, we entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. The registration rights agreement also required us to:
• cause the registration statement filed with respect to the exchange offer to be declared effective by November 23, 2005; and
• consummate the exchange offer by December 23, 2005.

We issued an additional $250 million aggregate principal amount of the private notes, or the additional private notes, on September 28, 2005, to initial purchasers pursuant to an additional purchase agreement. At the same time, we entered into an additional registration rights agreement with the initial purchasers requiring us to make the exchange offer for the additional private notes.
The additional registration rights agreement for the additional private notes required us to:
• cause the registration statement filed with respect to the exchange offer for the additional private notes to be declared effective by March 27, 2006; and
• consummate the exchange offer for the additional private notes by April 26, 2006.

We intend to meet our requirements under the additional registration rights agreement by making the exchange offer for the additional privates notes in a single exchange offer with the initial private notes.
If we do not comply with certain of our obligations under the registration rights agreements, we have agreed to pay liquidated damages. See "The Exchange Offer—Liquidated Damages."
Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the private notes, is serving as the exchange agent.

Consequences of Failure to Exchange Notes
If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.
Material U.S. Federal Income Tax Considerations
The exchange of private notes for exchange notes in the exchange offer will not be a taxable event to holders for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Considerations."
Registration Rights Agreements
You are entitled to exchange your private notes for exchange notes with substantially identical terms pursuant to the registration rights agreement or the additional registration rights agreement, as applicable. The exchange offer satisfies our obligation to provide the exchange notes in accordance with the registration rights agreement and the additional registration rights agreement. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes. Under the circumstances described in the registration rights agreements, you may require us to file a shelf registration statement under the Securities Act.
Broker-Dealer
Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

        We explain the exchange offer in greater detail beginning on page 31.

THE EXCHANGE NOTES

        The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt obligations as the private notes and both the private notes and the exchange notes, collectively, the "notes," are governed by the same indenture.

Issuer	Harrah's Operating Company, Inc.
Total Amount of Exchange Notes Offered	Up to $1,000,000,000 aggregate principal amount of 5.625% Senior Notes due 2015, which have been registered under the Securities Act.
Maturity	June 1, 2015.
Interest	5.625% per year.
Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2005. Interest will accrue from May 27, 2005.
Optional Redemption	We may redeem some or all of the exchange notes at any time prior to their maturity at the redemption price described in the "Description of Exchange Notes—Optional Redemption" section.
Parent Guarantee	Harrah's Entertainment will unconditionally guarantee the exchange notes. However, because Harrah's Entertainment's sole material asset is its equity interest in Harrah's Operating, Harrah's Entertainment is dependent upon the receipt of dividends or other payments from Harrah's Operating to make payments on the guarantee of the exchange notes.
Ranking	The exchange notes and parent guarantee will be unsecured senior obligations of Harrah's Operating and Harrah's Entertainment and will, respectively:
• rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah's Operating and Harrah's Entertainment;
• rank senior to all existing and any future subordinated debt of Harrah's Operating and Harrah's Entertainment;
• be effectively junior to any secured debt of Harrah's Operating and Harrah's Entertainment; and
• be effectively junior to all existing and future debt and other liabilities of Harrah's Operating's subsidiaries.
At June 30, 2005, we had approximately $10.5 billion of senior indebtedness outstanding, including approximately $2.1 billion under our credit facility and $750 million of the notes that are subject to this exchange offer. Of our total indebtedness, $133.6 million represented obligations of Harrah's Operating's subsidiaries, all of which would effectively rank senior to the notes.

Sinking Fund	None.
Covenants	The indenture governing the notes contains covenants that limit our ability and our subsidiaries' ability to:
• enter into certain sale and lease-back transactions;
• incur liens on our assets to secure debt;
• merge or consolidate with another company; and
• transfer or sell substantially all of our assets.
For more details, see the "Additional Covenants of Harrah's Operating" and "Merger, Consolidation or Sale of Assets" sections under the heading "Description of Exchange Notes" in this prospectus.
Form of Exchange Notes	The exchange notes will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive exchange notes in certificated form unless one of the events described under the heading "Description of Exchange Notes—Book- Entry, Delivery and Form" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these notes will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants.
Use of Proceeds	The exchange offer satisfies obligations under the registration rights agreements. We will not receive any cash proceeds from the exchange offer.
Additional Notes	We may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby.
No Public Market	The exchange notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice. See "Plan of Distribution."
Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should carefully consider prior to participating in the exchange offer.

        We explain the exchange notes in greater detail beginning on page 41.

RISK FACTORS

        You should read carefully this entire prospectus and the documents incorporated by reference before participating in the exchange offer. Among the factors that may adversely affect our business, financial condition or results of operation are the following:

Risks Related to Investment in the Notes

Our substantial indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

        We currently have a significant amount of indebtedness. At June 30, 2005, our total consolidated indebtedness was approximately $10.5 billion. The indenture will not restrict our ability to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

        Our levels of indebtedness, including our increased levels of debt in connection with the recently completed merger with Caesars, could have important consequences for you, as a holder of the notes, including:

  •
  limiting our ability to satisfy our obligations with respect to the notes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

  •
  requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

  •
  placing us at a disadvantage compared to competitors with less indebtedness.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Harrah's Entertainment is a holding company and Harrah's Operating conducts substantially all of its operations through its subsidiaries. As a result, our ability to meet our debt service obligations substantially depends upon our subsidiaries' cash flow and payments of funds to us by our subsidiaries. This ability, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. An economic downturn in a region where we operate may adversely impact our business, results of operations and financial condition.

        Based on our current level of operations and recent acquisitions, including the acquisition of Caesars, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our liquidity needs for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Although the notes are referred to as "senior notes," they will be effectively subordinated to our secured indebtedness and the indebtedness of Harrah's Operating's subsidiaries.

        The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes. In addition, Harrah's Operating's subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of Harrah's Operating's subsidiaries, creditors of these subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Harrah's Operating, except to the extent we may also have a claim as a creditor. Assuming we had completed this offering on June 30, 2005, the notes would have been effectively junior to approximately $133.6 million of indebtedness of subsidiaries of Harrah's Operating.

An active trading market may not develop for the notes.

        There is no existing trading market for the private notes. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated to do so, however, and any market-making activities with respect to the exchange notes may be discontinued at any time without notice.

        We do not intend to apply for listing of the private notes or the exchange notes on any securities exchange or for quotation on The Nasdaq National Market.

        The liquidity of any market for the exchange notes will depend on a number of factors, including:

  •
  the number of holders of the exchange notes;

  •
  our performance;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the exchange notes; and

  •
  prevailing interest rates.

        We cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue.

If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer private notes will be adversely affected.

        We will only issue exchange notes in exchange for private notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the private notes. If you do not tender your private notes or if we do not accept your private notes because you did not tender your private notes properly, then, after we consummate the exchange offer, you may continue to hold private notes that are subject to the existing transfer restrictions. In addition, if you tender your private notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for private notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

After the exchange offer is consummated, if you continue to hold any private notes, you may have difficulty selling them because there will be less private notes outstanding. In addition, if a large amount of private notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Risks Relating to Harrah's Entertainment's Operations

If we are unable to effectively compete against our competitors, our profits will decline.

        The gaming industry is highly competitive and our competitors vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. In certain areas, such as Las Vegas, we compete with a wide range of casinos, some of which are significantly larger and offer substantially more non-gaming activities to attract customers. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses.

        In recent years, with fewer new markets opening for development, competition in existing markets has intensified. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we compete, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets.

        In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, New Jersey, Mississippi, Missouri, Michigan, Indiana, Iowa, Illinois and Louisiana and in Canada and/or other projects not yet announced in any of the other markets in which we operate. In addition, our operations located in the states of New Jersey and Nevada may be adversely impacted by the expansion of Native American gaming in New York and California.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

        We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities at the U.S. Federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. From time to time, individual jurisdictions have also considered legislation or referendums, which could adversely impact our operations. The likelihood or outcome of similar legislation and referendums in the future cannot be predicted.

        The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

The development and construction of new hotels, casinos and gaming venues and the expansion or reconstruction of existing ones are susceptible to delays, cost overruns and other uncertainties, which could have an adverse impact on our business, financial condition and results of operations.

        We may decide to develop, construct and open new hotels, casinos and other gaming venues in response to opportunities that may arise in addition to continuing to develop projects that were undertaken by Caesars. Future development projects and acquisitions may require significant capital commitments and could result in potentially dilutive issuances of equity securities, the incurrence of additional debt, guarantees of third party-debt, the incurrence of contingent liabilities and an increase in amortization expenses related to amortizing intangible assets, which could have a material adverse effect upon our business, financial condition and results of operations. The development and construction of new hotels, casinos and gaming venues and the expansion or reconstruction of existing ones are susceptible to various risks and uncertainties, such as:

  •
  the existence of acceptable market conditions and demand for the completed project;

  •
  general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

  •
  changes and concessions required by governmental or regulatory authorities;

  •
  delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete the project; and

  •
  disruption to our existing operations and facilities.

        Our failure to complete any new development, expansion or reconstruction project as planned, on schedule, within budget and in a manner that generates anticipated profits could have an adverse impact on our business, financial condition and results of operations.

We may not realize all of the anticipated benefits of the merger with Caesars.

        Our ability to realize the anticipated benefits of the merger with Caesars will depend, in part, on our ability to integrate the businesses of Caesars with our businesses. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by us. The difficulties of combining the operations of the companies include, among others:

  •
  coordinating marketing functions;

  •
  unanticipated issues in integrating information, communications and other systems;

  •
  unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

  •
  retaining key employees;

  •
  consolidating corporate and administrative infrastructures;

  •
  the diversion of management's attention from ongoing business concerns; and

  •
  coordinating geographically separate organizations.

        We cannot assure you that the combination of Caesars with us will result in the realization of the full benefits anticipated from the merger.

The risks associated with our international operations could reduce our profits.

        Some of our properties are located in countries outside the United States. International operations are subject to inherent risks including:

  •
  variation in local economies;

  •
  currency fluctuation;

  •
  greater difficulty in accounts receivable collection;

  •
  trade barriers;

  •
  burden of complying with a variety of international laws; and

  •
  political and economic instability.

        In addition, we have announced plans to develop and operate a casino in the United Kingdom, partnering with Quintain Estates and Development Group at the Wembley National Soccer Stadium in London. The statutory gaming laws of the United Kingdom were reformed on April 8, 2005. The legislation authorized one "regional" casino, which is anticipated to have approximately 1,250 U.S. style slot machines. The location of the regional casino has not been determined. Published reports have indicated that the location will be determined based on regeneration benefits.

Acts of terrorism, war or other natural disasters may negatively impact our future profits.

        Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. We cannot predict the extent to which terrorism, security alerts or the war in Iraq will continue to directly or indirectly impact our business and operating results. For example, the United States Coast Guard is considering regulations designed to increase homeland security, which, if passed, could affect some of our properties and require significant expenditures to bring such properties into compliance. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are predominately uninsured for losses and interruptions caused by terrorist acts and acts of war. In addition, natural disasters such as major fires, floods, hurricanes and earthquakes could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted.

Work stoppages and other labor problems could negatively impact our future profits.

        Some of our employees are represented by labor unions. A lengthy strike or other work stoppages at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future.

USE OF PROCEEDS

        The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

SELECTED FINANCIAL DATA

        The selected consolidated financial data below for the five years ended December 31, 2004, should be read in conjunction with the consolidated financial statements and accompanying notes thereto filed in our Annual Report on Form 10-K filed with the SEC on March 1, 2005. The financial data for the six months ended June 30, 2004 and 2005, is derived from our unaudited consolidated condensed financial statements. The unaudited results reflect all the adjustments (consisting only of normal recurring adjustments) that our management considers necessary for a fair presentation of operating results. The operating results for the six months ended June 30, 2005, are not necessarily indicative of the results that will be achieved for a full year. The information is only a summary and should be read in conjunction with (i) the unaudited pro forma condensed combined financial statements and accompanying notes contained in this prospectus as described under "Unaudited Pro Forma Condensed Combined Financial Statements," and (ii) the consolidated financial statements, accompanying notes and management's discussion and analysis of results of operations and financial condition of Harrah's Entertainment, all of which can be found in publicly available documents, including those incorporated by reference into this prospectus. See "Where You Can Find More Information."

				Year Ended December 31,
	Six Months Ended June 30,			Pro Forma for Horseshoe Acquisition and Caesars Merger 2004(4)
(In millions, except per share amounts and ratios)	Pro Forma for Caesars Merger 2005(1)	2005(2)	2004(3)		2004(5)	2003(6)	2002(7)	2001(8)	2000(9)
Income Statement Data:
Revenues	$4,581.3	$2,724.6	$2,049.6	$8,794.4	$4,548.3	$3,948.9	$3,747.9	$3,317.4	$2,977.8
Income from operations	519.5	459.7	368.3	1,455.0	791.1	678.8	708.7	521.8	188.2
Income from continuing operations before income taxes and minority interests	228.3	292.0	255.3	881.3	528.8	428.2	470.6	294.2	(36.1)
Income/(loss) from continuing operations	136.2	177.6	159.0	516.4	329.5	261.1	282.2	173.8	(46.4)
Income/(loss) before cumulative effect of change in accounting principle		209.6	172.0		367.7	292.6	326.2	209.0	(12.1)
Net income/(loss)		209.6	172.0		367.7	292.6	235.0	209.0	(12.1)
Earnings per share-diluted
Income/(loss) from continuing operations	0.74	1.47	1.41	2.83	2.92	2.36	2.48	1.50	(0.40)
Net income/(loss)		1.74	1.52		3.26	2.65	2.07	1.81	(0.10)
Cash dividends declared per common share	0.66	0.66	0.60	1.26	1.26	0.60	—	—	—
Other Financial and Operating Data:
Cash flows from operating activities		103.8	335.2		791.0	666.8	646.2	713.4	449.8
Interest expense, net of interest capitalized		(168.6)	(117.1)		(271.8)	(234.4)	(240.2)	(255.8)	(227.1)
Ratio of earnings to fixed charges(10)		2.5	2.9		2.7	2.6	2.7	2.0	2.0
		At December 31,
	At June 30, 2005	2004	2003	2002	2001	2000
Balance Sheet Data:
Total assets	$19,433.6	$8,585.6	$6,578.8	$6,350.0	$6,128.6	$5,166.1
Short-term debt, including current portion of long-term debt	7.3	1.8	1.6	61.7	32.6	345.9
Long-term debt	10,443.6	5,151.1	3,671.9	3,763.1	3,719.4	2,835.8
Stockholders' equity	5,786.4	2,035.2	1,738.4	1,471.0	1,374.1	1,269.7

(1)
Our pro forma results have been adjusted to give pro forma effect to our merger with Caesars as if that transaction had occurred on January 1, 2005.

(2)
Our results for the first six months 2005 include the financial results of Horseshoe Gaming Holding Corp., the financial results of Caesars from June 13, 2005, $25.1 million in pretax charges for write-downs, reserves and recoveries and $20.7 million in pretax charges related to our merger with Caesars. First six months 2005 results reflect Harrah's Tunica and Harrah's East Chicago as discontinued operations through the date of their sale in April 2005.

(3)
Our results for the first six months of 2004 include $1.7 million in pretax credits for write-downs, reserves and recoveries. First six months 2004 results reflect Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(4)
Our pro forma results have been adjusted to give pro forma effect to the acquisition of Horseshoe Gaming Holding Corp. by us and to our merger with Caesars as if those transactions had occurred on January 1, 2004.

(5)
Our results for the year 2004 include the financial results of Horseshoe Gaming Holding Corp. from July 1, 2004, its date of acquisition, $9.6 million in pretax charges for write-downs, reserves and recoveries and $2.3 million in pretax charges related to our merger with Caesars. 2004 results reflect Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(6)
Our results for the year 2003 include $10.5 million in pretax charges for write-downs, reserves and recoveries and $19.1 million in charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2003 results reflect Harveys Colorado, Harrah's Vicksburg, Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(7)
Our results for 2002 include $4.5 million in pretax charges for write-downs, reserves and recoveries, a $6.1 million charge for our exposure under a letter of credit issued on behalf of National Airlines, Inc. and a charge of $91.2 million, net of tax benefits of $2.8 million related to a change in accounting principle. 2002 also includes the financial results of Jazz Casino Company LLC from the date of acquisition by us of a majority ownership interest on June 7, 2002. 2002 results reflect Harveys Colorado, Harrah's Vicksburg, Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(8)
Our 2001 results include $17.2 million in pretax charges for write-downs, reserves and recoveries and $26.2 million of income from dispositions of nonstrategic assets and the settlement of a contingency related to a former affiliate. 2001 also includes the financial results of Harveys Casino Resorts from its July 31, 2001, date of acquisition. 2001 results reflect Harveys Colorado, Harrah's Vicksburg, Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(9)
Our 2000 results include $220.0 million in pretax reserves for receivables not expected to be recovered from JCC Holding Company and its subsidiary, Jazz Casino Company LLC, $6.1 million in pretax charges for other write-downs, reserves and recoveries and $39.4 million in pretax write-offs and reserves for our investment in, loans to and net estimated exposure under letters of credit issued on behalf of National Airlines, Inc. 2000 also includes the financial results of Players International, Inc. from its March 22, 2000, date of acquisition. 2000 results reflect Harrah's Vicksburg, Harrah's Tunica and Harrah's East Chicago as discontinued operations.

(10)
For purposes of computing the ratio of earnings to fixed changes, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned-investments. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for Harrah's Entertainment's nonconsolidated majority-owned subsidiaries.

HARRAH'S ENTERTAINMENT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of Harrah's Entertainment, Inc. ("Harrah's Entertainment"), Horseshoe Gaming Holding Corp. ("Horseshoe") and Caesars Entertainment, Inc. ("Caesars"). Harrah's Entertainment, through its wholly-owned subsidiary, Harrah's Operating Company ("Harrah's Operating"), acquired Horseshoe on July 1, 2004. On June 13, 2005, Caesars was merged with and into Harrah's Operating, with Harrah's Operating as the surviving corporation.

        The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2005, gives effect to:

  •
  the merger of Caesars with Harrah's Operating;

  •
  Caesars' sale in March 2005 of its ownership and management interests in Caesars Gauteng, a casino resort near Johannesburg, South Africa;

  •
  Harrah's Entertainment's and Caesars' sales of the assets and certain related current liabilities of Harrah's Entertainment's East Chicago and Tunica properties and of Caesars' Atlantic City Hilton and Bally's Tunica properties, which were completed in April 2005;

  •
  Caesars' sale in June 2005 of its equity interests of Belle of Orleans, LLC, which did business as Bally's Casino New Orleans;

  •
  Caesars' sale of the assets and certain related liabilities of Caesars Tahoe, which was completed in June 2005;

  •
  Caesars' sale of its interests in Casino Nova Scotia Halifax and Casino Nova Scotia Sydney, which was completed in May 2005; and

  •
  Harrah's Entertainment's financing of the cash portion of the Caesars merger with $1.9 billion in new debt, including estimated acquisition costs.

        The unaudited pro forma condensed combined statement of income for the year ended December 31, 2004, gives effect to:

  •
  Harrah's Entertainment's acquisition of Horseshoe;

  •
  certain adjustments that are directly attributable to the acquisition of Horseshoe and will have continuing impact, including certain operational benefits arising from the elimination of duplicative corporate office and operational support functions;

  •
  Harrah's Entertainment's financing of the Horseshoe acquisition and refinancing of the existing indebtedness of Horseshoe, including the redemption of all of Horseshoe's $535 million, face amount, 8 5/8% Senior Subordinated Notes;

  •
  Harrah's Entertainment's sale of all of the outstanding limited and general partnership interests of the partnership that owns Harrah's Shreveport Hotel and Casino ("Harrah's Shreveport"), which was completed in May 2004;

  •
  Caesars' sale in March 2005 of its ownership and management interests in Caesars Gauteng, a casino resort near Johannesburg, South Africa;

  •
  Harrah's Entertainment's and Caesars' sales of the assets and certain related current liabilities of Harrah's Entertainment's East Chicago and Tunica properties and of Caesars' Atlantic City Hilton and Bally's Tunica properties, which were completed in April 2005;

  •
  Caesars' sale in June 2005 of the equity interests of Belle of Orleans, LLC, which does business as Bally's Casino New Orleans;

  •
  Caesars' sale of the assets and certain related liabilities of Caesars Tahoe, which was completed in June 2005;

  •
  Caesars' sale of its interests in Casino Nova Scotia Halifax and Casino Nova Scotia Sydney, which was completed in May 2005;

  •
  the merger of Caesars with Harrah's Operating, after giving pro forma effect to Harrah's sale of Harrah's Shreveport, acquisition of Horseshoe and sales of Harrah's East Chicago and Harrah's Tunica and to Caesars' sales of Caesars' Atlantic City Hilton, Bally's Tunica, Bally's Casino New Orleans, Caesars Tahoe, Casino Nova Scotia Halifax, Casino Nova Scotia Sydney and its interests in Caesars Gauteng; and

  •
  Harrah's Entertainment's financing of the cash portion of the Caesars merger with $1.9 billion in new debt, including estimated acquisition costs.

        The unaudited pro forma condensed combined statements of income assume that each of these transactions were consummated at the beginning of 2005 and 2004.

        The unaudited pro forma condensed combined financial statements have been prepared based upon currently available information and assumptions that are deemed appropriate by Harrah's Entertainment's management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the combined financial results of Harrah's Entertainment, Horseshoe and Caesars for any future period.

HARRAH'S ENTERTAINMENT, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2005

(unaudited)

	Harrah's Historical (Note 1)	Caesars Historical (Note 2)	Pro Forma Adjustments (Note 5)		Harrah's As Adjusted For Caesars
	(In millions, except per share amounts)
Revenues
Casino	$2,435.6	$1,257.2	$—		$3,692.8
Food and beverage	386.8	325.0	—		711.8
Rooms	238.5	336.6	—		575.1
Management fees	32.9	6.6	—		39.5
Other	136.9	137.5	—		274.4
Less: casino promotional allowances	(506.1)	(206.2)	—		(712.3)

Total revenues	2,724.6	1,856.7	—		4,581.3

Operating expenses
Direct
Casino	1,215.6	615.8	—		1,831.4
Food and beverage	156.4	176.4	—		332.8
Rooms	40.6	70.5	—		111.1
Depreciation and amortization	198.1	167.4	—		365.5
Write-downs, reserves and recoveries	25.1	—	—		25.1
Project opening costs	5.5	1.5	—-		7.0
Property general, administrative and other	564.5	451.6	—		1,016.1
Corporate expense	38.2	27.3	—		65.5
Merger and integration costs related to Harrah's/Caesars merger	20.7	288.7	—		309.4
Losses/(income) in nonconsolidated affiliates	0.2	(2.3)	—		(2.1)

Total operating expenses	2,264.9	1,796.9	—		4,061.8

Income from operations	459.7	59.8	—		519.5
Interest expense, net of interest capitalized	(168.6)	(127.1)	(55.9 (0.8 38.9 20.4	)(a) )(b) (c) (d)	(293.1)
Loss on early extinguishment of debt	(2.2)	—	—		(2.2)
Other income, including interest income	3.1	1.0	—		4.1

Income before income taxes and minority interests	292.0	(66.3)	2.6		228.3
Provision for income taxes	(108.9)	26.3	(1.0	)(e)	(83.6)
Minority interests	(5.5)	(3.0)	—		(8.5)

Income from continuing operations	$177.6	$(43.0)	$1.6		$136.2

Earnings per share from continuing operations
Basic	$1.50				$0.75

Diluted	$1.47				$0.74

Weighted average common shares outstanding	118.2				180.8

Weighted average common and common equivalent shares outstanding	120.8				183.0

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

HARRAH'S ENTERTAINMENT, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(unaudited)

	Harrah's Historical (Note 1)	Shreveport Sale Adjustments (Note 5)	Horseshoe Historical (Note 6)	Horseshoe Pro Forma Adjustments (Note 7)		Harrah's As Adjusted For Horseshoe	Caesars Historical (Note 2)	Pro Forma Adjustments (Note 4)		Harrah's As Adjusted For Horseshoe And Caesars
	(In millions, except per share amounts)
Revenues
Casino	$4,077.7	$(64.1)	$437.2	$—		$4,450.8	$2,690.1	$—		$7,140.9
Food and beverage	665.5	(8.4)	40.1	—		697.2	667.5	—		1,364.7
Rooms	390.1	(6.3)	15.3	—		399.1	640.3	—		1,039.4
Management fees	60.6	—	—	—		60.6	24.9	—		85.5
Other	217.2	(1.9)	9.2	—		224.5	307.6	—		532.1
Less: casino promotional allowances	(862.8)	15.9	(79.4)	—		(926.3)	(441.9)	—		(1,368.2)

Total revenues	4,548.3	(64.8)	422.4	—		4,905.9	3,888.5	—		8,794.4

Operating expenses
Direct
Casino	2,061.6	(36.2)	244.5	—		2,269.9	1,357.8	—		3,627.7
Food and beverage	278.1	(1.7)	12.4	—		288.8	368.4	—		657.2
Rooms	67.0	(0.5)	1.0	—		67.5	148.4	—		215.9
Depreciation and amortization	327.2	—	27.0	(10.4	)(f)	343.8	386.6	—		730.4
Write-downs, reserves and recoveries	9.6	(0.3)	—	—		9.3	(0.5)	—		8.8
Project opening costs	9.5	—	—	—		9.5	6.9	—		16.4
Property general, administrative and other	934.2	(12.8)	108.8	(45.6 4.6	)(g) (f)	989.2	958.2	—		1,947.4
Corporate expense	66.8	—	31.5	(30.8	)(g)	67.5	48.1	—		115.6
Merger and integration costs related to Harrah's/Caesars merger	2.3	—	—	—		2.3	21.8	—		24.1
Losses/(income) on interests in non-consolidated affiliates	0.9	—	—	—		0.9	(5.0)	—		(4.1)

Total operating expenses	3,757.2	(51.5)	425.2	(82.2)		4,048.7	3,290.7	—		7,339.4

Income from operations	791.1	(13.3)	(2.8)	82.2		857.2	597.8	—		1,455.0
Interest expense, net of interest capitalized	(271.8)	2.3	(23.8)	(37.9 (1.0 23.8	)(h) )(i) (j)	(308.4)	(304.8)	(124.5 (1.8 85.4 63.7	)(a) )(b) (c) (d)	(590.4)
Losses on early extinguishment of debt	—	—	(0.2)	—		(0.2)	—			(0.2)
Other income, including interest income	9.5	—	0.3	—		9.8	7.1			16.9

Income before income taxes and minority interests	528.8	(11.0)	(26.5)	67.1		558.4	300.1	22.8		881.3
Provision for income taxes	(190.6)	3.9	—	(14.9	)(k)	(201.6)	(140.1)	(8.4	)(e)	(350.1)
Minority interests	(8.6)	0.4	—	—		(8.2)	(6.6)	—		(14.8)

Income from continuing operations	$329.6	$(6.7)	$(26.5)	$52.2		$348.6	$153.4	$14.4		$516.4

Earnings per share from continuing operations
Basic	$2.97					$3.14				$2.88

Diluted	$2.92					$3.09				$2.83

Weighted average common shares outstanding	111.2					111.2				179.1

Weighted average common and common equivalent shares outstanding	112.9					112.9				182.3

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

HARRAH'S ENTERTAINMENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Note 1—Harrah's Entertainment's Basis of Presentation

        Historical financial information for Harrah's Entertainment for the six months ended June 30, 2005, and the year ended December 31, 2004, has been derived from Harrah's Entertainment's historical financial statements.

Note 2—Caesars Basis of Presentation

        Historical financial information for Caesars from January 1, 2005, through June 13, 2005, and the year ended December 31, 2004, has been derived from Caesars' historical financial statements. Certain reclassifications have been made to the historical Caesars financial statements to conform to the presentation used in Harrah's Entertainment's historical financial statements. Such reclassifications had no effect on Caesars' previously reported income from continuing operations.

Note 3—Caesars Merger

        On June 13, 2005, Caesars was merged with and into Harrah's Operating, with Harrah's Operating as the surviving corporation.

        The following tables set forth the determination of the consideration paid for Caesars and the preliminary allocation of the purchase price. The purchase price is based on a market value of $48.74 per share of Harrah's Entertainment's common stock, which is the average of the quoted market price of Harrah's Entertainment's common stock for the period beginning two trading days before and ending two trading days after the merger was announced.

(in millions)
Cash consideration	$1,876.6
Value of stock consideration	3,309.2
Fair value of Caesars' employee stock grants	97.7
Fair market value of Caesars debt assumed by Harrah's	3,949.4
Estimated transaction costs and expenses	51.7

Pro forma purchase price	$9,284.6

        The preliminary allocation of the pro forma purchase price is as follows:

Land, buildings, riverboats, furniture, fixtures and equipment	$7,209.7
Goodwill and other intangible assets	3,041.5
Other, net	(966.6)

$9,284.6

        The preliminary purchase price allocation used for the purpose of this pro forma financial information is primarily based on Caesar's book value of assets and liabilities at June 13, 2005. Caesars' debt assumed by Harrah's Entertainment was recorded at its market value at the date of acquisition. The final purchase price and its allocation will be based on independent appraisals, discounted cash flows, quoted market prices and estimates by management and will be completed within one year from the date of the acquisition.

Note 4—Pro Forma Statements of Income Adjustments

        Following are brief descriptions of the pro forma adjustments to the statements of income to reflect the merger of Caesars with Harrah's Operating. For purposes of this pro forma financial information, depreciation expense related to property and equipment is based on Caesars' estimated useful lives of 30 to 40 years for buildings and riverboats and 3 to 10 years for furniture and equipment. Since most of the intangible assets included in the Caesars merger are anticipated to have indefinite lives and, therefore, to be non-amortizing, no amortization of intangible assets has been included in the pro forma financial information. Estimated useful lives and amortization periods of property, equipment and intangible assets will be determined during the purchase price allocation and adjusted accordingly.

        Pro forma results for the six months ended June 30, 2005, include non-recurring charges of $289 million recorded by Caesars related to the change in control of the company, which, for Caesars' stock incentive plan, became effective on March 11, 2005, when Caesars' stockholders approved the merger with Harrah's Entertainment.

        The unaudited pro forma condensed combined financial statements do not reflect any synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. We estimate that we will realize approximately $80 million of synergies in the first twelve months after the merger.

  (a)
  Reflects increase in interest expense comprised of incremental borrowings incurred by Harrah's Entertainment to fund the cash portion of the merger, including transaction costs. The pro forma interest expense arising from the additional borrowings has been computed using Harrah's Entertainment's average interest rate as of June 30, 2005 which was 6.5%. Each 1/8% change in the estimated interest rate on the approximate $1.9 billion borrowed to finance the cash portion of the merger would result in a change in interest expense of $1.2 million for the six months ended June 30, 2005, and $2.4 million for the year ended December 31, 2004.

  (b)
  Reflects additional interest expense for the amortization of deferred finance charges arising from the incremental borrowings incurred by Harrah's Entertainment (see (a) above) to fund the acquisition of Caesars.

  (c)
  Reflects a credit to interest expense for the amortization of the mark-to-market of Caesars' debt recorded as of the acquisition date.

  (d)
  Reflects reduction of interest expense on the assumption that net proceeds from the sales of Harrah's East Chicago and Harrah's Tunica properties and of Caesars' Atlantic City Hilton, Bally's Casino Tunica, Bally's Casino New Orleans, Caesars Tahoe, Casino Nova Scotia Halifax and Casino Nova Scotia Sydney properties and Caesars' interests in Caesars Gauteng were used to reduce outstanding debt at the beginning of the periods.

  (e)
  Records the estimated tax effect of the pro forma adjustments and on the historical taxable income of Caesars. The estimated tax rate was calculated using the federal statutory rate of 35% plus a state income tax rate of 3% for the period ended June 30, 2005 and 1.65% for the period ended December 31, 2004.

Note 5—Pro Forma Sale of Harrah's Shreveport

        The operating results of Harrah's Shreveport, which was sold May 19, 2004, are being eliminated and interest expense is being reduced as the net proceeds from the sale were used to reduce outstanding debt. The sale of Harrah's Shreveport avoided over-exposure in that market and facilitated gaming regulatory approval for the acquisition of Horseshoe.

Note 6—Horseshoe Basis of Presentation

        Historical financial information for Horseshoe for the six months ended June 30, 2004, has been derived from Horseshoe's historical financial statements. Certain reclassifications have been made to the historical Horseshoe financial statements to conform to the presentation used in Harrah's historical financial statements. Such reclassifications had no effect on Horseshoe's previously reported income from continuing operations.

Note 7—Horseshoe Pro Forma Statements of Income Adjustments

        Following are brief descriptions of the pro forma adjustments to the statement of income for the year ended December 31, 2004, to reflect the July 1, 2004, acquisition of Horseshoe. For purposes of this pro forma financial information, depreciation expense related to property and equipment is based on Harrah's Entertainment's estimated useful lives of 10 to 40 years for buildings, riverboats and barges and 2 to 15 years for furniture, fixtures and equipment. Most of the intangible assets included in the Horseshoe acquisition are anticipated to have indefinite lives and, therefore, to be non-amortizing. See (f) below for a description of intangible assets to be amortized.

  (f)
  Adjusts depreciation expense based on the fair value and estimated lives assigned to buildings, riverboats, furniture, fixtures and equipment in our preliminary purchase price allocation. Also records amortization of estimated intangible assets for the recognition of customer lists with estimated lives of 15 years and for an agreement to be amortized over four years.

  (g)
  Eliminates acquisition related costs triggered by "change of control" provisions in certain of Horseshoe's benefit plans, including a retention bonus plan, employment agreements and executive severance agreements of $21.5 million for the six months ended June 30, 2004, and Horseshoe's Equity Incentive Plan of $43.4 million for the six months ended June 30, 2004. Also records the impact on expenses of certain operational efficiencies for functions that were eliminated or reduced as a result of the acquisition of Horseshoe. The elimination of duplicative corporate office and operational support functions reduces expenses by $11.5 million for the six months ended June 30, 2004.

  (h)
  Reflects increase in interest expense comprised of incremental borrowings incurred by Harrah's Entertainment to fund the acquisition, including transaction costs, and the retirement of Horseshoe's 8 5/8% Senior Subordinated Notes (see (j) below). The pro forma interest expense arising from the additional borrowings has been computed using the stated rate on $500 million of Harrah's Operating's 5.375% Senior Notes and on $750 million of Harrah's Operating's 5.5% Senior Notes and the current rate on approximately $230 million of Harrah's Operating's revolving credit agreement. The interest rate on Harrah's Operating's revolving credit agreement at December 31, 2004 was 3.2%. Each 1/8% change in the floating rate on the approximate $230 million borrowed under the revolving credit agreement would result in a change in interest expense of $143,750 for the six months ended June 30, 2004.

  (i)
  Reflects additional interest expense for the amortization of deferred finance charges and the discount arising from the incremental borrowings incurred by Harrah's Entertainment, see (h) above, to fund the acquisition of Horseshoe and the retirement of Horseshoe's 8 5/8% Senior Subordinated Notes (see (j) below).

  (j)
  Reflects reduction in interest expense, including amortization of deferred finance charges and of the discount related to the debt, to reflect the retirement of all $535 million of Horseshoe 8 5/8% Senior Subordinated Notes due 2009, using funds described in (h) above.

  (k)
  Records the estimated tax effect of the pro forma adjustments and on the historical taxable income of Horseshoe. Horseshoe had elected to be taxed as an S Corporation for federal income tax purposes and, accordingly, made no provision in the accounts of Horseshoe for federal income taxes. The estimated tax rate was calculated using the federal statutory rate of 35% plus a state income tax rate of 1.65%.

REGULATION AND LICENSING

        The ownership and operation of casino gaming facilities are subject to extensive governmental regulation. Each of the jurisdictions in which we operate gaming facilities requires us to hold various licenses, findings of suitability, registrations, permits, and approvals, collectively referred to herein as Gaming Licenses. Under the gaming laws of Nevada, New Jersey, Mississippi, Missouri, Louisiana, Illinois, Indiana, Iowa, Arizona, California, Kansas, North Carolina, Canada and Uruguay, and our corporate charter, holders of our securities may be required, under certain circumstances, to dispose of the securities. If the holder refuses to do so, we may be required to repurchase the security. In addition, the management contracts and the operation of gaming and casinos on Indian land in the United States are subject to the Indian Gaming Regulatory Act, which is administered by the National Indian Gaming Commission.

        Consequently, each holder of notes, by accepting any notes, will be deemed to have agreed to be bound by the requirements imposed by the gaming authorities in any jurisdictions we, or any of our subsidiaries, conduct or propose to conduct gaming activities. See "Description of Notes—Mandatory Disposition Pursuant to Gaming Laws." In addition, under the indenture governing the notes, each holder and beneficial owner of notes, by accepting or otherwise acquiring an interest in any notes, will be deemed to have agreed to apply for a license, qualification, or finding of suitability if and to the extent required by the gaming authorities in any jurisdiction in which we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In such an event, if a holder of notes fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

  •
  to require the holder to dispose of its notes or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

  •
  to redeem the notes at a redemption price equal to the lesser of (1) the holder's cost or (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the gaming authority.

        We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Harrah's Operating's charter also expressly provides that debt securities issued by Harrah's Operating may be redeemed if a holder of such securities is found unsuitable by any governmental agency.

        The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission, the Alcohol and Gaming Commission of Ontario and the Internal Auditors Bureau of Uruguay under the authority of the Executive Forum of the Oriental Republic of Uruguay may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority's jurisdiction, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of our Gaming Licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business.

        Under Nevada and Mississippi law, we may not make a public offering of our securities without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. On November 18, 2004, the Nevada Gaming Commission granted Harrah's Entertainment and Harrah's Operating prior approval to make offerings for a period of two years, subject to certain conditions. The Chairman of the Nevada State Gaming Control Board may rescind this approval for good cause without prior notice upon the issuance of an interlocutory stop order. We received a similar two-year approval from the Mississippi Gaming Commission on November 19, 2003. These prior approvals do not constitute a finding, recommendation or approval by the Nevada Gaming Commission, the Nevada State Gaming Control Board or the Mississippi Gaming Commission as to the accuracy or adequacy of this prospectus, or the investment merits of the notes. Any representation to the contrary is unlawful. Additionally, Indiana requires approval of any debt transaction involving $1 million or more. Indiana has approved the issuance of the exchange notes. Under Indiana law, a riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner's riverboat gaming license.

        To date, we have obtained all Gaming Licenses necessary for the operation of our gaming activities. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

        The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements, including requirements under gaming laws and our corporate charter, see "Governmental Regulation" filed as Exhibit 99 to Harrah's Entertainment's Annual Report on Form 10-K for the year ended December 31, 2004.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the initial private notes on May 27, 2005 to initial purchasers pursuant to a purchase agreement. We sold the additional private notes on September 28, 2005 to initial purchasers pursuant to an additional purchase agreement, with the initial private notes and the additional private notes forming a single series. The initial purchasers subsequently sold the private notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and to certain persons outside the United States in reliance on Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into registration rights agreements with the respective initial purchasers on May 27, 2005 and September 28, 2005. Pursuant to the registration rights agreement for the initial private notes, we agreed that, unless the exchange offer is not permitted by applicable law or SEC policy, we would:

  (1)
  file a registration statement with the SEC with respect to the exchange notes for the initial private notes on or before August 25, 2005;

  (2)
  use our best efforts to cause the registration statement to be declared effective by the SEC on or before November 23, 2005;

  (3)
  use our best efforts to complete the exchange offer by December 23, 2005;

  (4)
  use our best efforts to keep the registration statement effective until the closing of the exchange offer;

  (5)
  use our best efforts to keep the exchange offer open for a period of not less than 20 business days; and

  (6)
  use our best efforts to cause the exchange offer to be completed no later than the 30th business day after notice thereof is mailed to the holders of the notes.

        Pursuant to the additional registration rights agreement for the additional private notes, we agreed that, unless the exchange offer is not permitted by applicable law or SEC policy, we would:

  (1)
  file a registration statement with the SEC with respect to the exchange notes for the additional private notes on or before December 27, 2005;

  (2)
  use our best efforts to cause the registration statement to be declared effective by the SEC on or before March 27, 2006;

  (3)
  use our best efforts to complete the exchange offer by April 26, 2006;

  (4)
  use our best efforts to keep the registration statement effective until the closing of the exchange offer;

  (5)
  use our best efforts to keep the exchange offer open for a period of not less than 20 business days; and

  (6)
  use our best efforts to cause the exchange offer to be completed no later than the 30th business day after notice thereof is mailed to the holders of the notes.

        We intend to meet our requirements under the additional registration rights agreement by making the exchange offer for the additional private notes in a single exchange offer with the initial private notes. Upon the effectiveness of this registration statement, we will offer the exchange notes in exchange for both the initial private notes and the additional private notes. We filed copies of the registration rights agreements as exhibits to the registration statement.

Resale of the Exchange Notes

        We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

  •
  are acquiring the exchange notes in the ordinary course of your business;

  •
  are not participating in, and do not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

  •
  are not a broker-dealer who acquired the private notes directly from us; and

  •
  are not an "affiliate" of ours, with the meaning of Rule 405 of the Securities Act.

        By tendering the private notes in exchange for exchange notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the exchange notes, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. You may tender outstanding private notes only in denominations of $2,000 and integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

  •
  we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer;

  •
  we will issue the exchange notes only in denominations of $2,000 and integral multiples of $1,000; and

  •
  holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement or additional registration rights agreement, as applicable, which rights will terminate upon the completion of the exchange offer.

        The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $1,000,000,000 in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Only a registered holder of the private notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

        If you tender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time on            , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

        To extend the exchange offer, we will:

  •
  notify the exchange agent of any extension orally or in writing; and

  •
  publicly announce the extension, including disclosure of the approximate number of private notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any private notes;

  •
  to extend or amend the terms of the exchange offer; or

  •
  if any conditions listed below under "—Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

        We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent and a press release or oral or written notice to the holders of the private notes. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

        The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 5.625% per annum. Interest will be payable semi-annually in arrears on June 1 and December 1, commencing December 1, 2005.

        Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes or, if no interest was paid on the private notes, from May 27, 2005. We will deem the right to receive any interest accrued on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

        If you are a DTC participant that has private notes which are credited to your DTC account also by book-entry and which are held of record by DTC's nominee, you may tender your private notes by book-entry transfer as if you were the record holder. Because of this, references in this prospectus to registered or record holders include DTC participants with private notes credited to their accounts. If you are not a DTC participant, you may tender your private notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

        If you wish to tender private notes in the exchange offer, you must cause to be transmitted to the exchange agent an agent's message, which agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the private notes into the exchange agent's account at DTC through ATOP under the procedure for book-entry transfers described in this prospectus along with a properly transmitted agent's message, on or before the expiration date.

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from its participant tendering private notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of a valid tender of private notes, you should contact the exchange agent at the telephone number listed under "—Exchange Agent."

        Your tender, if not withdrawn before the expiration date, will constitute a binding agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus. Only a registered holder of private notes may tender the private notes in the exchange offer. If you wish to tender private notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. We will not deem tenders of private notes to have been made until you cure, or we waive, any defects or irregularities.

        While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "—Conditions," and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be making several representations to us including that:

  (1)
  the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

  (2)
  you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

  (3)
  you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

  (4)
  you satisfy specific requirements of your state's securities regulations;

  (5)
  if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the SEC set forth in no-action letters issued to third parties;

  (6)
  if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 and Item 508, as applicable, of Regulation S-K under the Securities Act; and

  (7)
  you are not our affiliate as defined in Rule 405 under the Securities Act.

        If you are a broker-dealer that will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

Return of Private Notes

        If we do not accept any tendered private notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit private notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. We will credit such private notes to an account maintained at DTC designated by such DTC participant after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent's account at DTC in accordance with the DTC's procedures for transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all private notes properly tendered and will issue the exchange notes promptly after acceptance of the private notes.

        For purposes of the exchange offer, we will be deemed to have accepted properly tendered private notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each initial note accepted for exchange, you will receive an exchange note having a principal amount equal to that of the surrendered initial note.

        In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  timely confirmation of book-entry transfer of your private notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

        If we do not accept any tendered private notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged private notes to your account maintained with DTC.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before the exchange offer expires.

        For a withdrawal to be effective, the holder must cause to be transmitted to the exchange agent an agent's message, which agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the private notes out of the exchange agent's account at DTC under the procedure for book-entry transfers described in this prospectus along with a properly transmitted agent's message on or before the expiration date.

        We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any private notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. The private notes will be credited to an account maintained with DTC for the private notes. You may retender properly withdrawn private notes by following one of the procedures described under "—Procedures for Tendering" at any time on or before the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC or any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or materially and adversely affect us.

        If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  •
  refuse to accept any private notes and return all tendered private notes to the tendering noteholders;

  •
  extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

  •
  waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

        If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

        All of your rights under the registration rights agreements will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

  •
  to indemnify you and parties related to you against specific liabilities, including liabilities under the Securities Act;

  •
  to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A;

  •
  to provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to 180 days after the expiration date;

  •
  to use our best efforts to keep the registration statement effective and to amend and supplement the prospectus in order to permit the prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for the period of time that persons must comply with the prospectus delivery requirements of the Securities Act in order to resell the exchange notes; and

  •
  to use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer restricted securities by broker-dealers for a period of up to two years.

Shelf Registration

        If:

  •
  changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

  •
  for any other reason the exchange offer is not completed within 210 days following the date of the issuance of the initial private notes or the additional private notes, as applicable; or

  •
  the initial purchasers so request, within 20 days after the consummation of the exchange offer, with respect to any private notes held by it following the completion of the exchange offer (or with respect to exchange notes received in exchange for the private notes); or

  •
  any holder of private notes (other than an initial purchaser) notifies us within 20 days after the consummation of the exchange offer that it is not eligible to participate in the exchange offer; or

  •
  any holder of private notes does not receive freely tradable exchange notes in the exchange offer other than by reason of such holder being our affiliate (it being understood that any prospectus delivery requirements in connection with sales of exchange notes by the initial purchasers shall not result in such exchange notes not being "freely tradable," and any prospectus delivery requirements in connection with sales of exchange notes by an exchanging broker-dealer shall not result in such exchange notes not being "freely tradable"), we will, at our cost:

  •
  as promptly as practicable, but not later than 30 days after so required or requested pursuant to the registration rights agreements, cause to be filed with the SEC a shelf registration statement covering resales of the private notes;

  •
  use our best efforts to cause the shelf registration to be declared effective under the Securities Act as soon as practicable; and

  •
  use our best efforts to keep effective the shelf registration statement until the earlier of two years after its effective date or until all notes eligible to be sold thereunder have been sold.

        We will provide to each relevant holder copies of the prospectus which is part of the shelf registration statement, notify each holder when the shelf registration statement has been filed and when it has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement generally:

  •
  will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

  •
  will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

  •
  will be bound by the provisions of the registration rights agreement which are applicable to the holder, including specified indemnification obligations.

In addition, a holder of private notes will be required to deliver information to be used in connection with the shelf registration statement in order to have the holder's private notes included in the shelf registration statement. The notes of any holder that unreasonably fails to furnish this information within a reasonable time after receiving the request may be excluded from the shelf registration statement.

Liquidated Damages

        If:

  •
  on or prior to the 90th day following the date of original issuance of the initial private notes or the additional private notes, as applicable, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC;

  •
  on or prior to the 180th day following the date of the original issuance of the initial private notes or the additional private notes, as applicable, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

  •
  on or prior to the 210th day following the date of the original issuance of the initial private notes or the additional private notes, as applicable, neither the exchange offer has been completed nor the shelf registration statement has been declared effective; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement ceases to be effective or usable (subject to specified exceptions) in connection with resales of notes in accordance with and during the periods specified in the registration rights agreement or additional registration rights agreement, as applicable, the interest rate borne by the notes will increase by 0.25% per annum during the 90-day period immediately following the occurrence of any of the events described above, each of which will constitute a registration default. The interest rate will increase by 0.25% per annum at the end of each subsequent 90-day period until all such registration defaults have been cured, but in no event shall such rate increase exceed 0.50% per annum. Following the cure of all registration defaults, the accrual of the additional interest will cease and the interest rate will revert to the original rate.

Exchange Agent

        We have appointed U.S. Bank National Association, as exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-1419
Attention: Raymond Haverstock
Specialized Finance

Telephone: (800) 934-6802
Facsimile: (651) 495-8097

Fees and Expenses

        We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our and our affiliates' officers and regular employees may make additional solicitations by telegraph, telephone or in person.

        We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $200,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

        We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of these transfer taxes. If you do not submit satisfactory evidence of payment of these taxes or exemption from payment, we will bill the amount of these transfer taxes directly to you.

Consequence of Failures to Exchange

        Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take.

        Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

  •
  to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in a transaction meeting the requirements of Rule 144 under the Securities Act;

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

  •
  in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

  •
  to us; or

  •
  pursuant to an effective registration statement.

        In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

DESCRIPTION OF EXCHANGE NOTES

General

        The private notes are governed by and the exchange notes will be governed by an indenture among Harrah's Operating, Harrah's Entertainment and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture dated as of August 19, 2005 among Harrah's Operating, Harrah's Entertainment and the trustee and as further supplemented by the second supplemental indenture dated as of September 28, 2005 among Harrah's Operating, Harrah's Entertainment and the trustee. References to the indenture in this prospectus mean the indenture as supplemented by the first and second supplemental indentures, unless the context otherwise requires. The initial private notes issued on May 27, 2005 and the additional private notes issued on September 28, 2005 form a single series for all purposes under the indenture, including waivers, amendments, redemption and acceleration, and for the offer to exchange the private notes for the exchange notes. The following summary highlights certain material terms of the exchange notes, which are identical in all material respects to the terms of the private notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the private notes, do not apply to the exchange notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. As used in this section, the terms "note" and "notes" refer to the exchange notes.

        The notes:

  •
  are senior unsecured Obligations of Harrah's Operating;

  •
  are equal in right of payment to any existing and future senior unsecured Indebtedness of Harrah's Operating; and

  •
  are guaranteed by Harrah's Entertainment.

        The guarantees by Harrah's Entertainment will be:

  •
  senior unsecured Obligations of Harrah's Entertainment; and

  •
  equal in right of payment to any other existing and future senior unsecured Indebtedness of Harrah's Entertainment.

        The notes initially are limited to $1,000,000,000 principal amount. We may from time to time without the consent of the holders of the notes create and issue additional notes, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby. In the event that we issue additional notes, we will prepare a new prospectus.

        Some of the capitalized terms used in the "Description of Exchange Notes" are defined below under "Certain Definitions."

Principal, Maturity and Interest

        Harrah's Operating will issue the notes in fully registered book-entry form only, without coupons in denominations of $2,000 and any integral multiple of $1,000. The notes will mature on June 1, 2015, referred to as the "Maturity Date." Each note will bear interest at the rate of 5.625% from May 27, 2005, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing December 1, 2005, to the persons in whose names such notes are registered at the close of business on the date fifteen calendar days prior to such Interest Payment Date.

        If any Interest Payment Date, date of redemption (the "Redemption Date") or Maturity Date of any of the notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the notes will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of notes to be redeemed, and

  •
  the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal on such notes discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 30 basis points.

Accrued and unpaid interest will be paid to the Redemption Date.

        "Treasury Rate" means, with respect to any Redemption Date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the Redemption Date of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means with respect to any Redemption Date the Reference Treasury Dealer Quotations for that Redemption Date.

        "Reference Treasury Dealer" means Citigroup Global Markets Inc. and its successor; provided that, if Citigroup Global Markets Inc. ceases to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

        "Remaining Scheduled Payments" means the remaining scheduled payments of principal of and interest on the notes that would be due after the related Redemption Date but for that redemption. If that Redemption Date is not an Interest Payment Date with respect to the notes, the amount of the next succeeding scheduled interest payment on the notes will be reduced by the amount of interest accrued on the notes to such Redemption Date.

        We will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

Merger, Consolidation or Sale of Assets

        Other than the consummated merger with Caesars, Harrah's Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah's Operating, whether in a single transaction or a series of related transactions, unless:

  •
  either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah's Operating's obligations on the notes and the indenture, or Harrah's Operating is the surviving person;

  •
  immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

  •
  Harrah's Operating has delivered to the trustee an officers' certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

        Other than the consummated merger with Caesars, Harrah's Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah's Entertainment, whether in a single transaction or a series of related transactions, unless:

  •
  either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah's Entertainment's obligations under the guarantee and the indenture, or Harrah's Entertainment is the surviving person;

  •
  immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

  •
  Harrah's Entertainment has delivered to the trustee an officers' certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

        "Event of Default" means, with respect to the notes, any of the following events:

  •
  failure to pay principal of any notes when due and payable at maturity, upon redemption or otherwise;

  •
  failure to pay any interest on any notes when due and payable, and such default continues for 30 days;

  •
  default in the performance or breach of any covenant or warranty of Harrah's Operating or Harrah's Entertainment in the indenture, which default continues uncured for a period of 60 days after Harrah's Operating or Harrah's Entertainment receives written notice from the trustee or Harrah's Operating, Harrah's Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding notes as provided in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  the acceleration of the maturity of any Indebtedness of Harrah's Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah's Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding notes.

        "Non-recourse Indebtedness" means indebtedness with terms providing that the lender's claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

        "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of Harrah's Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

  •
  all current liabilities of Harrah's Operating's and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed; and

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah's Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

        If an Event of Default with respect to notes (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to notes has been made, but before the trustee obtains a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the then outstanding notes may, under certain circumstances, rescind and annul that acceleration and its consequences. For information regarding waiver of defaults, see "Amendment and Waiver" below.

        The indenture will provide that, subject to the trustee's duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        The indenture requires that we furnish annually to the trustee a statement as to our performance of our obligations under the indenture. In addition, we are required to notify the trustee any time we become aware of a default or Event of Default.

Amendment and Waiver

        We generally may amend the indenture or the notes with the written consent of the holders of at least a majority in principal amount of the outstanding notes affected by the amendment. The holders of a majority in principal amount of the outstanding notes may also waive our compliance in a particular instance with any provision of the indenture with respect to the notes. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

  •
  reduces the amount of notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduces the rate of or extends the time for payment of interest, including default interest, on the notes;

  •
  reduces the principal of, or changes the fixed maturity of, any notes or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any notes;

  •
  reduces the principal amount of discount notes payable upon acceleration of maturity;

  •
  makes the principal of or interest on the notes payable in currency other than that stated in the notes;

  •
  makes any change to provisions of the indenture concerning waivers of defaults or Events of Default by holders or the rights of holders of notes to recover the principal of or interest on those notes; or

  •
  waives a default in the payment of the principal of or interest on any notes, except as otherwise provided in the indenture.

        We may amend the indenture or the notes without the consent of any holder of a debt security:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to comply with the indenture's provisions with respect to successor corporations;

  •
  to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  to make any change that does not adversely affect the rights of any holder of notes; or

  •
  to issue additional notes as permitted by the indenture.

        The holders of a majority in principal amount of the outstanding notes, by notice to the trustee, may waive any existing default or Event of Default and its consequences with respect to the notes other than a default or Event of Default in the payment of the principal of or any interest on any notes; provided, however, that the holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Additional Covenants of Harrah's Operating

        Limitation on Liens.    Neither Harrah's Operating nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property or on any Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the

Consolidated Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:

  •
  Liens existing on the date of original issuance of the notes;

  •
  Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary of Harrah's Operating or at the time it is merged into or consolidated with Harrah's Operating or a Subsidiary of Harrah's Operating;

  •
  Liens on property existing at the time of acquisition thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

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  Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

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  Liens which secure Indebtedness owing by a Subsidiary of Harrah's Operating to Harrah's Operating or to a Subsidiary of Harrah's Operating;

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  Liens securing Indebtedness of Harrah's Operating the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt;

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  purchase money security Liens on personal property;

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  Liens securing Indebtedness of Harrah's Operating or any of its Subsidiaries the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of property of Harrah's Operating or any of its Subsidiaries;

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  Liens on the stock, partnership or other equity interest of Harrah's Operating or any of its Subsidiaries in any Joint Venture or any such Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and /or advanced solely to such Joint Venture;

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  Liens to government entities, including pollution control or industrial revenue bond financing;

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  Liens required by any contract or statute in order to permit Harrah's Operating or a Subsidiary of Harrah's Operating to perform any contract or subcontract made by it with or at the request of a governmental entity;

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  mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business;

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  Liens for taxes or assessments and similar charges;

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  zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and

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  any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses.

        Notwithstanding the foregoing, Harrah's Operating and any one or more of its Subsidiaries may, without securing the notes, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of Harrah's Operating and its Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted by the preceding paragraph) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which Harrah's Operating has voluntarily retired Funded Debt), does not at any one time exceed 15% of Consolidated Net Tangible Assets of Harrah's Operating and its consolidated Subsidiaries.

        Limitation on Sale and Lease-Back Transactions.    Neither Harrah's Operating nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless either:

  •
  Harrah's Operating or such Subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the notes, or

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  Harrah's Operating within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

        Taxes.    Harrah's Operating will, and will cause each of its significant subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to a holder of the notes.

Guarantee of Notes

        Harrah's Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah's Operating under the notes. If Harrah's Operating defaults in the payment of the principal of, premium, if any, or interest on such notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such notes, Harrah's Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah's Entertainment as guarantor of the notes in certain circumstances, including circumstances in which:

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  Harrah's Operating ceases to be a wholly owned subsidiary of Harrah's Entertainment; or

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  Harrah's Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the "When Company May Merge, Etc." covenant in the indenture, and (1) such transferee entity assumes Harrah's Operating's obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

        Harrah's Entertainment conducts substantially all of its business through Harrah's Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah's Operating. As such, Harrah's Entertainment is dependent on the receipt of dividends or other payments from Harrah's Operating to make payments on the guarantee of the notes.

Limited Liability of Certain Persons

        None of the past, present or future stockholders, incorporators, employee officers or directors, as such, of Harrah's Operating, Harrah's Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

Mandatory Disposition Pursuant to Gaming Laws

        Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail in Exhibit 99 to our

Annual Report filed on Form 10-K for the year ended December 31, 2004, which we have incorporated by reference herein. The gaming authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the notes or the beneficial owner of the notes of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the notes shall be deemed to have agreed, by accepting such notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

        If a person required to apply or become licensed or qualified or be found suitable fails to do so, we shall have the right, at our election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such notes at a redemption price equal to the lesser of:

  •
  such person's cost, or

  •
  100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. We will notify the trustee in writing of any such redemption as soon as practicable. We will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

        The notes do not contain any provisions which may afford holders of the notes protection in the event either Harrah's Operating or Harrah's Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the notes.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Defeasance and Discharge.    The indenture provides that we may be discharged from any and all obligations in respect of the notes, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such notes, to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold money for payment in trust. We will be so discharged when we:

  •
  deposit with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the notes on the dates such payments are due; and

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  deliver to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the notes, upon compliance with certain conditions:

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  we may omit to comply with certain restrictive covenants contained in the indenture, and

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  any omission to comply with such obligations will not constitute a default or Event of Default with respect to the notes.

        When we may omit to comply with certain provisions of the indenture as provided above, we refer to it as a "covenant defeasance."

        The conditions require, among others, that we:

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  deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the notes on the dates such payments are due; and

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  deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," including, with correlative meanings, the terms "controlled by" and "under common control with," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

        "Consolidated Property" means any property of Harrah's Operating or any of its Subsidiaries.

        "Funded Debt" means all Indebtedness of Harrah's Operating which (1) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (2) ranks at least pari passu with the notes.

        "Indebtedness" of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, "Indebtedness" shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah's Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah's Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a "capitalized lease" shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

        "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah's Operating and/or one or more of its Subsidiaries.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Obligations" means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

        "Sale and Lease-Back Transaction" means any arrangement with a person (other than Harrah's Operating or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to Harrah's Operating or any of its Subsidiaries for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by Harrah's Operating or any of its Subsidiaries to such person or to any other person (other than Harrah's Operating or any of its Subsidiaries), to which funds have been or are to be advanced by such person on the security of the leased property.

        "Stated Maturity" means when used with respect to the notes or any installment of interest thereon the date specified in the notes as the fixed date on which the principal of the notes or such installment of principal or interest is due and payable.

        "Subsidiary" of any specified person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such person, or by one or more other Subsidiaries, or by such person and one or more other Subsidiaries.

        "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value, in the opinion of Harrah's Operating's Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

Book-Entry, Delivery and Form

        The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

        Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.

        Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interest in a global note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

        We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

        We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC's rules and procedures in addition to those provided for under the indenture.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

The Trustee

        The trustee under the indenture is U.S. Bank National Association.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the state of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material U.S. federal income tax consequences of the exchange of private notes for exchange notes pursuant to this exchange offer. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the exchange of private notes for exchange notes pursuant to this exchange offer.

        This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax- qualified retirement plans, persons subject to the alternative minimum tax, and persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE EXCHANGE OFFER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Exchange of Private Notes for Exchange Notes

        The exchange of private notes for exchange notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the private notes. Accordingly, the exchange of private notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. A holder's initial tax basis in an exchange note will be equal to its tax basis in the private note exchanged therefor, and a holder's holding period in an exchange note will include its holding period in the private note exchanged therefor.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale, offer to resell or other transfers of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by brokers-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the private notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        The broker-dealer acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

  •
  makes any statement in this prospectus untrue in any material respect;

  •
  requires the making of any changes in this prospectus to make the statements in this prospectus not misleading; or

  •
  may impose upon us disclosure obligations that may have a material adverse effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.

VALIDITY OF THE SECURITIES

        The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this offering memorandum by reference from the Harrah's Entertainment, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to Harrah's Entertainment, Inc.'s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule of Caesars Entertainment, Inc. incorporated in this offering memorandum by reference from the Current Report on Form 8-K of Harrah's Entertainment, Inc. dated September 14, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to Caesars Entertainment, Inc.'s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The 2003 and 2002 consolidated financial statements of Horseshoe Gaming Holding Corp. incorporated in this offering memorandum by reference from the Current Report on Form 8-K of Harrah's Entertainment Inc. dated September 29, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and also includes an explanatory paragraph relating to Horseshoe's change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Horseshoe Gaming Holding Corp. for the year ended December 31, 2001 were audited by Arthur Andersen LLP, as indicated in their report with respect thereto.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934. Our SEC filings are available to the public at our website at www.harrahs.com and the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room located at:

Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
202-942-7040

        You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (1-800-732-0330).

        In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        As long as any of the exchange notes remain outstanding and during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, we will provide holders of the exchange notes, security analysts and prospective purchasers with the information required by Rule 144A(d)(4) under the Securities Act at their request.

DOCUMENTS INCORPORATED BY REFERENCE

        We "incorporate by reference" the information Harrah's Entertainment files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference the documents of Harrah's Entertainment listed below and any future filings made by Harrah's Entertainment with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the exchange offer:

  •
  Annual Report of Harrah's Entertainment on Form 10-K for the year ended December 31, 2004 (including all exhibits thereto);

  •
  Quarterly Reports of Harrah's Entertainment on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 (including all exhibits thereto);

  •
  Proxy Statement of Harrah's Entertainment on Schedule 14A dated March 3, 2005;

  •
  Current Reports on Form 8-K dated July 16, 2004 (as amended by Form 8-K/A filed on September 2, 2004), March 11, 2005, April 26, 2005, April 27, 2005, May 2, 2005, May 3, 2005, May 20, 2005, May 24, 2005, May 27, 2005, June 3, 2005, June 8, 2005, June 13, 2005, June 16, 2005, June 20, 2005, June 28, 2005, July 8, 2005, July 21, 2005, July 22, 2005, July 28, 2005, August 22, 2005, August 25, 2005 (as amended by Form 8-K/A dated September 14, 2005), September 12, 2005, September 14, 2005, September 21, 2005, September 28, 2005, September 29, 2005 and October 6, 2005 (including, in each case, as applicable, the exhibits thereto); and

  •
  Registration Statement of Harrah's Entertainment on Form S-4 filed on October 20, 2004, as amended by Amendment No. 1 filed on December 20, 2004 and Amendments No. 2 and No. 3 filed on January 24, 2005.

        You may request a free copy of these filings by writing or telephoning us at the following address:

        Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, Nevada 89119
Attention: Corporate Secretary
(702) 407-6000

HARRAH'S OPERATING COMPANY, INC.

Offer to Exchange up to $1,000,000,000 of its
5.625% Senior Notes due 2015
Which Have Been Registered Under the Securities Act,
for up to $1,000,000,000 of its Outstanding
5.625% Senior Notes due 2015

PROSPECTUS

                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of Delaware empowers each of Harrah's Entertainment and Harrah's Operating Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that Harrah's Entertainment and Harrah's Operating may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

        Article Tenth of the Certificate of Incorporation of Harrah's Entertainment provides for indemnification of the officers and directors of Harrah's Entertainment to the full extent permitted by the General Corporation Law of Delaware.

        Harrah's Entertainment has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that Harrah's Entertainment will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by Harrah's Entertainment or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of Harrah's Entertainment, or is or was serving at the request of Harrah's Entertainment or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. The obligations of Harrah's Entertainment shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law. The obligation of Harrah's Entertainment to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, Harrah's Entertainment shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse Harrah's Entertainment, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indemnified under applicable law shall not be binding and indemnitee shall not be required to reimburse Harrah's Entertainment for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

        Section 102(b)(7) of the General Corporation Law of Delaware enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director's liability:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the General Corporation Law of Delaware, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

  •
  for any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Harrah's Entertainment's certificate of incorporation eliminates the liability of a director of Harrah's Entertainment to Harrah's Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the General Corporation Law of Delaware.

ITEM 21. EXHIBITS

        See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

ITEM 22. UNDERTAKINGS

(a)
The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 20 of the Registration Statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

HARRAH'S OPERATING SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Operating Company, Inc. has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Las Vegas, Nevada, on October 18, 2005.

HARRAH'S OPERATING COMPANY, INC.
By:	/s/ CHARLES L. ATWOOD
	Name:	Charles L. Atwood
	Title:	Director, Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in their capacities with Harrah's Operating Company, Inc., and on the dates indicated.

Signature	Title	Date

* Gary W. Loveman	Director, Chief Executive Officer and President	October 18, 2005
* Charles L. Atwood	Director, Senior Vice President, and Chief Financial Officer	October 18, 2005
* Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer	October 18, 2005
*By:	/s/ STEPHEN H. BRAMMELL Stephen H. Brammell Attorney-in-fact

HARRAH'S ENTERTAINMENT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Entertainment, Inc. has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Las Vegas, Nevada, on October 18, 2005.

HARRAH'S ENTERTAINMENT, INC.
By:	/s/ CHARLES L. ATWOOD
	Name:	Charles L. Atwood
	Title:	Director, Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in their capacities with Harrah's Entertainment, Inc., and on the dates indicated.

Signature	Title	Date

* Barbara T. Alexander	Director	October 18, 2005
* Charles L. Atwood	Director, Senior Vice President and Chief Financial Officer	October 18, 2005
* Frank J. Biondi, Jr.	Director	October 18, 2005
* Stephen F. Bollenbach	Director	October 18, 2005
* Joe M. Henson	Director	October 18, 2005
* William Barron Hilton	Director	October 18, 2005
* Ralph Horn	Director	October 18, 2005

* Gary W. Loveman	Chairman, Chief Executive Officer and President	October 18, 2005
* R. Brad Martin	Director	October 18, 2005
* Gary G. Michael	Director	October 18, 2005
* Robert G. Miller	Director	October 18, 2005
* Boake A. Sells	Director	October 18, 2005
* Christopher J. Williams	Director	October 18, 2005
* Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer	October 18, 2005
*By:	/s/ STEPHEN H. BRAMMELL Stephen H. Brammell Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
2.1	Stock Purchase Agreement, dated as of September 10, 2003, by and among Harrah's Entertainment, Inc., Horseshoe Gaming Holding Corp., and each of the stockholders of Horseshoe Gaming Holding Corp. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed September 17, 2003.)
2.2
Amendment No. 1 to Stock Purchase Agreement, dated May 27, 2005, by and between Harrah's Operating Company, Inc., Horseshoe Gaming Holding Corp. and Jack B. Binion (as Sellers' Representative). (Incorporated by reference from registrant's Current Report on Form 8-K filed December 16, 2004.)
2.3
Partnership Interest Purchase Agreement dated as of January 20, 2004 by and among Harrah's Shreveport/Bossier City Investment Company, LLC, Harrah's Bossier City Investment Company, LLC Red River Entertainment of Shreveport Partnership in Commendam, Boyd Shreveport, L.L.C., Boyd Red River, L.L.C., and Boyd Gaming Corporation. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed January 23, 2004.)
2.4
Agreement and Plan of Merger, dated as of December 14, 2004, by and among Harrah's Entertainment, Inc., Harrah's Operating Company, Inc. and Caesars Entertainment, Inc. (Incorporated by reference from registrant's Current Report on Form 8-K filed December 15, 2004.)
3.1
Certificate of Incorporation of The Promus Companies Incorporated; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated April 29, 1994; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated May 26, 1995; and Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated June 30, 1995, changing its name to Harrah's Entertainment, Inc. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)
3.2
Certificate of Amendment of Certificate of Incorporation of Harrah's Entertainment, Inc., dated as of June 9, 2005. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3/A of Harrah's Entertainment, Inc., File No. 333-12566, filed July 1, 2005.)
3.3
Bylaws of Harrah's Entertainment, Inc., as amended November 12, 2002. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
3.4
Certificate of Incorporation of Harrah's Operating Company, Inc. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3/A of Harrah's Operating Company, Inc., File No. 33-62783, filed October 11, 1995.)
3.5
Bylaws of Harrah's Operating Company, Inc., as amended November 12, 2002. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3 of Harrah's Entertainment, Inc., File No. 333-127210, filed August 8, 2005.)

4.1
Rights Agreement dated as of October 5, 1996, between Harrah's Entertainment, Inc. and The Bank of New York, which includes the form of Certificate of Designations of Series A Special Stock of Harrah's Entertainment, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Special Shares as Exhibit C. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 9, 1996.)
4.2
First Amendment, dated as of February 21, 1997, to Rights Agreement between Harrah's Entertainment, Inc. and The Bank of New York. (Incorporated by to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
4.3
Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 25, 1996, between Harrah's Entertainment, Inc. and The Bank of New York. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.)
4.4
Letter to Stockholders dated July 23, 1997 regarding Summary of Rights To Purchase Special Shares As Amended Through April 25, 1997. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)
4.5
Certificate of Elimination of Series B Special Stock of Harrah's Entertainment, Inc., dated February 21, 1997. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
4.6
Certificate of Designations of Series A Special Stock of Harrah's Entertainment, Inc., dated February 21, 1997. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
4.7
Third Amendment, dated as of June 23, 2005, to Rights Agreement, dated as of October 25, 1996, between Harrah's Entertainment, Inc. and The Bank of New York. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3/A of Harrah's Entertainment, Inc., File No. 333-12566, filed July 1, 2005.)
4.8
Certificate of Amendment of the Certificate of Designations of Series A Special Stock of Harrah's Entertainment, Inc., dated June 23, 2005. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed June 28, 2005.)
4.9
Indenture, dated as of December 9, 1998, among Harrah's Operating Company, Inc. as Issuer, Harrah's Entertainment, Inc., as Guarantor and IBJ Schroder Bank & Trust Company, as Trustee relating to the 7 7/8% Senior Subordinated Notes Due 2005. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
4.10
Indenture, dated as of December 18, 1998, among Harrah's Operating Company, Inc. as obligor, Harrah's Entertainment, Inc., as Guarantor, and IBJ Schroder Bank & Trust Company, as Trustee relating to the 7 1/2% Senior Notes Due 2009. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3 of Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc., File No. 333-69263, filed December 18, 1998.)

4.11
Indenture, dated as of December 21, 1998, between Park Place Entertainment Corp., as Issuer, and First Union National Bank, as Trustee, with respect to the 7 7/8% Senior Subordinated Notes due 2005. (Incorporated by reference to the exhibit filed with Caesars Entertainment, Inc.'s Current Report on Form 8-K, filed January 8, 1999.)
4.12
First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of December 21, 1998, between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., Caesars Entertainment, Inc. and Wachovia Bank, National Association, as Trustee, with respect to the 7 7/8% Senior Subordinated Notes due 2005. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.13
Second Supplemental Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and Wachovia Bank, National Association, as Trustee, to the Indenture, dated as of December 21, 1998, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7.875% Senior Subordinated Notes due 2005. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)
4.14
Indenture, dated as of November 9, 1999 between Park Place Entertainment Corp., as Issuer, and Norwest Bank Minnesota, N.A., as Trustee. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.15
Officers' Certificate, dated as of November 9, 1999 with respect to the 8 1/2% Senior Notes due 2006. (Incorporated by reference to the exhibit filed with Caesars Entertainment, Inc.'s Current Report on Form 8-K, filed November 12, 1999).
4.16
Officers' Certificate, dated as of September 12, 2000 with respect to the 8.875% Senior Subordinated Notes due 2008. (Incorporated by reference to the exhibit filed with Caesars Entertainment, Inc.'s Current Report on Form 8-K, filed September 19, 2000.)
4.17
First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of November 9, 1999, between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8.5% Senior Notes due 2006 and the 8.875% Senior Subordinated Notes due 2008. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.18
Second Supplemental Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of November 9, 1999, as supplemented by certain Officers' Certificates dated as of November 9, 1999 and September 12, 2000, and as further amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 8.5% Senior Notes due 2006 and the 8.875% Senior Subordinated Notes due 2008. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)

4.19
Indenture, dated as of February 22, 2000, between Park Place Entertainment Corp., as Issuer, and Norwest Bank Minnesota, N.A., as Trustee, with respect to the 9 3/8% Senior Subordinated Notes due 2007. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-4 of Caesars Entertainment, File No. 333-32992, filed March 22, 2000).
4.20
First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of February 22, 2000, between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 9 3/8% Senior Subordinated Notes due 2007. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.21
Second Supplemental Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of February 22, 2000, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 9.375% Senior Subordinated Notes due 2007. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)
4.22
Indenture, dated as of January 29, 2001, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and Bank One Trust Company, N.A., as Trustee, relating to the 8.0% Senior Notes Due 2011. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
4.23
Indenture, dated as of May 14, 2001, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8 1/8% Senior Subordinated Notes due 2011. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-4 of Caesars Entertainment, File No. 333-62508, filed June 7, 2001.)
4.24
First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of May 14, 2001, between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8 1/8% Senior Subordinated Notes due 2011. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.25
Second Supplemental Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of May 14, 2001, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 8.125% Senior Subordinated Notes due 2011. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)
4.26
Indenture, dated as of June 14, 2001, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and Firstar Bank, N.A., as Trustee, relating to the 7 1/8% Senior Notes due 2007. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-4 of Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc., File No. 333-68360, filed August 24, 2001.)

4.27
Indenture, dated as of August 22, 2001, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7.50% Senior Notes due 2009. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-4 of Caesars Entertainment, File No. 333-69838, filed September 21, 2001.)
4.28
First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of August 22, 2001, between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7.50% Senior Notes due 2009. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.29
Second Supplemental Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of August 22, 2001, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7.50% Senior Notes due 2009. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)
4.30
Registration Rights Agreement dated as of August 22, 2001 by and among the Registrant and Credit Suisse First Boston Corporation, Banc of America Securities LLC, Deutsche Bank Alex. Brown Inc., Dresdner Kleinwort Wassterstein-Grantchester, Inc., BNY Capital Markets, Inc., Commerzbank Capital Markets Corporation, First Union Securities, Inc., Fleet Securities, Inc., Scotia Capital (USA) Inc., SG Cowen Securities Corporation and Wells Fargo Brokerage Services, LLC (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-4 filed with the Commission on September 21, 2001).
4.31
Indenture, dated as of March 14, 2002, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7 7/8% Senior Subordinated Notes due 2010. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-4 of Caesars Entertainment, File No. 333-86142, filed April 12, 2002.)
4.32
First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of March 14, 2002, between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7 7/8% Senior Subordinated Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.33
Second Supplemental Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of March 14, 2002, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7.875% Senior Subordinated Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)

4.34
Indenture, dated as of April 11, 2003, between Park Place Entertainment Corp., as Issuer, and U.S. Bank National Association, as Trustee, with respect to the 7% Senior Subordinated Notes due 2013. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-4 of Caesars Entertainment, File No. 333-104829, filed April 29, 2003.)
4.35
First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of April 11, 2003, between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., Caesars Entertainment, Inc. and U.S. Bank National Association, as Trustee, with respect to the 7% Senior Notes due 2013. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)
4.36
Second Supplemental Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and U.S. Bank National Association, as Trustee, to the Indenture, dated as of April 11, 2003, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7% Senior Notes due 2013. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)
4.37
Indenture, dated as of December 11, 2003, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.375% Senior Notes due 2013. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
4.38
Registration Rights Agreement dated December 11, 2003 among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Citigroup Global Markets Inc., as Initial Purchasers, relating to the 5.375% Senior Notes due 2013. (Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed March 4, 2004, File No. 1-10410.)
4.39
Indenture, dated as of June 25, 2004, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.50% Senior Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)
4.40
Registration Rights Agreement dated June 25, 2004 among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Citigroup Global Markets Inc. and Greenwich Capital Markets, as Representatives of the Initial Purchasers, relating to the 5.50% Senior Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)
4.41
Indenture, dated as of February 9, 2005, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Senior Floating Rate Notes due 2008. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.)

4.42
Registration Rights Agreement dated February 9, 2005 among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Goldman Sachs & Co., as Initial Purchaser, relating to Senior Floating Rate Notes due 2008. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.)
4.43
Indenture, dated as of May 27, 2005, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed June 3, 2005.)
**4.44
First Supplemental Indenture, dated as of August 19, 2005, to Indenture, dated as of May 27, 2005, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015.
4.45
Second Supplemental Indenture, dated as of September 28, 2005, to Indenture, dated as of May 27, 2005, between Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed October 3, 2005.)
4.46
Registration Rights Agreement dated May 27, 2005 among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and J.P. Morgan Securities, Inc., as Representative of the Initial Purchasers, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed June 3, 2005.)
4.47
Additional Registration Rights Agreement dated as of September 28, 2005, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Citigroup Global Markets Inc. and Greenwich Capital Markets, Inc., as Representatives of the Initial Purchasers, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed October 3, 2005.)
4.48
Indenture dated as of September 28, 2005, among Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.75% Senior Notes due 2017. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed October 3, 2005.)
4.49
Registration Rights Agreement dated as of September 28, 2005, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Barclays Capital Inc. and Citigroup Global Markets Inc., as Representatives of the Initial Purchasers, relating to the 5.75% Senior Notes due 2017. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed October 3, 2005.)
4.50	Form of Exchange Note (included in Exhibit 4.44).

4.51
Amended and Restated Indenture, dated as of July 28, 2005, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Issuer, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed August 2, 2005.)
4.50
First Supplemental Indenture to Amended and Restated Indenture, dated as of September 9, 2005, among Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc. as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3/A of Harrah's Entertainment, Inc., File No. 333-127210, filed September 19, 2005.)
4.53
Registration Rights Agreement, dated as of April 7, 2004, between Caesars Entertainment, Inc. and Deutsche Bank Securities Inc. relating to the Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3 of Caesars Entertainment, File No. 333-115641, filed May 19, 2004.)
*5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.
10.1
Credit Agreement dated as of April 23, 2003, among Harrah's Entertainment, Inc., as Guarantor, Harrah's Operating Company, Inc., as Borrower, The Lenders, Syndication Agent, Documentation Agents and Co-Documentation Agents named therein, and Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC and Wells Fargo Bank, N.A., Joint Lead Arrangers and Joint Book Managers. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed May 2, 2003.)
10.2
Purchase Agreement, dated December 8, 2003, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Citigroup Global Markets Inc., as Initial Purchaser relating to the 5.375% Senior Notes due 2013. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.)
10.3
Purchase Agreement, dated June 22, 2004, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and J.P. Morgan Securities Inc., as representative of the Initial Purchasers, relating to the 5.50% Senior Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)
10.4
Purchase Agreement, dated February 4, 2005, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Goldman Sachs & Co., as Initial Purchaser, relating to Senior Floating Rate Notes due 2008. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.)
10.5
Purchase Agreement, dated May 19, 2005, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Citigroup Global Markets Inc. and Greenwich Capital Markets, Inc., as representatives of the Initial Purchasers, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)

10.6
Issuing and Paying Agent Agreement, dated as of May 19, 2000, among Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and Bank One, National Association, as issuing and paying agent; Corporate Commercial Paper Master Note in favor of Cede & Co., as nominee of The Depository Trust Company, by Harrah's Operating Company, Inc., as Issuer, and Bank One, N.A., as Paying Agent. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.7
Commercial Paper Dealer Agreement, dated as of May 3, 2000, among Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and Banc of America Securities LLC, as Dealer. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.8
Commercial Paper Dealer Agreement, dated as of May 3, 2000, among Harrah's Operating Company, Inc., as Issuer, Harrah's Entertainment, Inc., as Guarantor, and Credit Suisse First Boston Corporation, as Dealer. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.9
Asset Purchase Agreement dated as of September 27, 2004 by and among Showboat Marina Casino Partnership, an Indiana general partnership, Tunica Partners II L.P., a Mississippi limited partnership, GNOC Corporation, a New Jersey corporation, Bally's Olympia Limited Partnership, a Delaware limited partnership, and Resorts International Holdings, LLC, a Delaware limited liability company. (Incorporated by reference to the exhibit filed with Caesars Entertainment, Inc.'s Current Report on Form 8-K, filed September 27, 2004.)
10.10
Form of Indemnification Agreement entered into by The Promus Companies Incorporated and each of its directors and executive officers. (Incorporated by reference to the exhibit filed with the Registration Statement of Harrah's Entertainment, Inc. on Form 10, File No. 1-10410, filed on December 13, 1989.)
10.11
Financial Counseling Plan of Harrah's Entertainment, Inc. as amended June 1996. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)
10.12
The Promus Companies Incorporated 1996 Non-Management Director's Stock Incentive Plan dated April 5, 1995. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Proxy Statement for the 1995 Annual Meeting of Stockholders, filed April 25, 1995.)
10.13
Amendment dated February 20, 1997 to 1996 Non-Management Director's Stock Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.)
10.14
Amendment dated as of November 15, 2000 to the Harrah's Entertainment, Inc. Non-Management Directors Stock Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
10.15
Summary Plan Description of Executive Term Life Insurance Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.16
Executive Supplemental Savings Plan dated February 21, 2001. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.)
10.17
First Amendment, dated May 2, 2001, to the Executive Supplemental Savings Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.)
10.18
2001 Restatement of the Harrah's Entertainment, Inc. Executive Supplemental Savings Plan, amended and restated effective April 1, 2001. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)
10.19
Second Amendment to the 2001 Restatement of the Harrah's Entertainment, Inc. Executive Supplemental Savings Plan approved November 13, 2001. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.)
10.20
Third Amendment dated June 1, 2003 to the 2001 Restatement of the Harrah's Entertainment, Inc. Executive Supplemental Savings Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.21
Park Place Entertainment Corporation 1998 Stock Incentive Plan. (Incorporated by reference to the exhibit filed with the Registration Statement of Caesars Entertainment, Inc. on Form S-8, filed on December 22, 1998); and the 1998 Stock Incentive Plan, as amended May 11, 2001. (Incorporated by reference the exhibit filed with the Registration Statement of Caesars Entertainment, Inc. on Form S-8, filed on July 31, 2001.)
10.22
Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan as Restated and Amended effective January 1, 2000. (Incorporated by reference to the exhibit filed with Caesars Entertainment, Inc.'s Annual Report on Form 10-K, filed on March 18, 2002).
10.23
The Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, as restated and amended effective January 1, 2002. (Incorporated by reference to the exhibit filed with Caesars Entertainment, Inc.'s Annual Report on Form 10-K, filed on March 28, 2003.)
10.24
Employment Agreement dated as of September 4, 2002, between Harrah's Entertainment, Inc. and Gary W. Loveman. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
10.25
Severance Agreement dated June 1, 2003 entered into with Gary W. Loveman (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.26
Form of Employment Agreement between Harrah's Operating Company, Inc. and Charles L. Atwood, Stephen H. Brammell, Jerry Boone, John M. Boushy, Janis L. Jones, Virginia E. Shanks, and Timothy J. Wilmott. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)

10.27
Form of Severance Agreement entered into with Charles L. Atwood, Jerry Boone, John M. Boushy, Stephen H. Brammell, Janis L. Jones, Virginia E. Shanks, and Timothy J. Wilmott. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
10.28
The Promus Companies Incorporated 1990 Stock Option Plan, as amended July 29, 1994. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.)
10.29
Amendment, dated April 5, 1995, to The Promus Companies Incorporated 1990 Stock Option Plan as adjusted on December 12, 1996. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
10.30
Amendment, dated February 26, 1998, to the Harrah's Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)
10.31
Amendment, dated April 30, 1998, to the Harrah's Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)
10.32
Amendment, dated October 29, 1998, to the Harrah's Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
10.33
The Promus Companies Incorporated 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 29, 1989.)
10.34
Amendment, dated April 5, 1995, to The Promus Companies Incorporated 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Proxy Statement for the 1995 Annual Meeting of Stockholders, filed April 25, 1995.)
10.35
Amendment, dated February 26, 1998, to the Harrah's Entertainment, Inc. 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)
10.36
Amendment, dated April 30, 1998, to the Harrah's Entertainment, Inc. 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)
10.37
Amendment, dated October 29, 1998, to the Harrah's Entertainment, Inc. 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
10.38
Deferred Compensation Plan dated October 16, 1991. (Incorporated by reference from Amendment No. 2 to the Registration Statement of Harrah's Entertainment, Inc. and Embassy on Form S-1, File No. 33-43748, filed March 18, 1992.)

10.39
Amendment, dated May 26, 1995, to The Promus Companies Incorporated Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Current Report on Form 8-K, filed June 15, 1995.)
10.40
Amendment dated April 24, 1997, to Harrah's Entertainment, Inc.'s Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)
10.41
Amendment dated as of November 15, 2000 to the Harrah's Entertainment, Inc. Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
10.42
Amendment dated as of February 26, 2003 to the Harrah's Entertainment, Inc. Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.43
Amended and Restated Executive Deferred Compensation Plan dated as of October 27, 1995. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)
10.44
Amendment dated April 24, 1997 to Harrah's Entertainment, Inc.'s Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)
10.45
Amendment dated April 30, 1998 to the Harrah's Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)
10.46
Amendment dated October 29, 1998 to the Harrah's Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
10.47
Restated Amendment, dated December 18, 1996, to Harrah's Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
10.48
Amendment dated as of November 15, 2000 to the Harrah's Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
10.49
Amendment dated as of February 21, 2001 to the Harrah's Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.)
10.50
Amendment dated as of June 1, 2003 to the Harrah's Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)

10.51
Letter Agreement with Wells Fargo Bank Minnesota, N.A., dated August 31, 2000, concerning appointment as Escrow Agent under Escrow Agreement for deferred compensation plans. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)
10.52
Amendment to Escrow Agreement, dated April 26, 2000, between Harrah's Entertainment, Inc. and Wells Fargo Bank Minnesota, N.A., Successor to Bank of America, N.A. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)
10.53
Trust Agreement dated June 20, 2001 by and between Harrah's Entertainment, Inc. and Wells Fargo Bank Minnesota, N.A. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)
10.54
Time Accelerated Restricted Stock Award Plan ("TARSAP") program dated December 12, 1996. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
10.55
Amendment to Harrah's Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.)
10.56
Amendment to Harrah's Entertainment, Inc. 1990 Stock Option Plan, dated as of February 23, 2000. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.57
Harrah's Entertainment, Inc. 2000 Senior Executive Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.58	TARSAP Deferral Plan dated July 28, 1999. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.)
10.59
Time Accelerated Restricted Stock Award Plan II (TARSAP II) dated April 26, 2000. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.60
Harrah's Entertainment, Inc. 2001 Executive Stock Incentive Plan. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-8 of Harrah's Entertainment, Inc., File No. 333-63856, filed June 26, 2001.)
10.61
Amendment dated as of June 1, 2003 to the Harrah's Entertainment, Inc. 2001 Executive Stock Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.62
Form of Interest Rate Swap Agreements with BNP Paribas, JPMorgan Chase Bank, and The Royal Bank of Scotland PLC. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.)

10.63
The 2001 Restatement of the Harrah's Entertainment, Inc. Savings And Retirement Plan, effective June 1, 2002. (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.)
10.64	Harrah's Entertainment, Inc. 2004 Equity Incentive Award Plan. (Incorporated by reference from Harrah's Entertainment, Inc.'s Proxy Statement filed March 4, 2004, Annex B.)
*10.65
Additional Purchase Agreement, dated September 21, 2005, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Citigroup Global Markets Inc. and Greenwich Capital Markets, Inc., as Representatives of the Initial Purchasers, relating to the 5.625% Senior Notes due 2015.
*10.66
Purchase Agreement, dated September 21, 2005, among Harrah's Operating Company, Inc., Harrah's Entertainment, Inc., as Guarantor, and Barclays Capital Inc. and Citigroup Global Markets Inc., as Representatives of the Initial Purchasers, relating to the 5.75% Senior Notes due 2017.
**12.1	Computation of Ratio of Earnings to Fixed Charges.
*21.1	List of subsidiaries of Harrah's Entertainment, Inc.
*23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Harrah's Entertainment, Inc.
*23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Horseshoe Gaming Holding Corp.
*23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Caesars Entertainment, Inc.
*23.4	Consent of Latham & Watkins LLP (Included in Exhibit 5.1).
**24.1	Power of Attorney.
**25.1	Statement of Eligibility of U.S. Bank National Association, as trustee.
99.1	Description of Governmental Regulation (Incorporated by reference to the exhibit filed with Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.)

*
Filed herewith.

**
Previously filed.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
MARKET DATA
PROSPECTUS SUMMARY
The Company
Summary of Property Information
Recent Developments
Ratio Of Earnings To Fixed Charges
THE EXCHANGE OFFER
THE EXCHANGE NOTES
RISK FACTORS
USE OF PROCEEDS
SELECTED FINANCIAL DATA
HARRAH'S ENTERTAINMENT, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
HARRAH'S ENTERTAINMENT, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2005 (unaudited)
HARRAH'S ENTERTAINMENT, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
REGULATION AND LICENSING
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS
  ITEM 22. UNDERTAKINGS
HARRAH'S OPERATING SIGNATURES
HARRAH'S ENTERTAINMENT SIGNATURES
INDEX TO EXHIBITS